UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement

☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒  Definitive Proxy Statement

☐  Definitive Additional Materials

☐  Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

SARA LEE CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒  No fee required.

☐  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

September 16, 2008

Dear Sara Lee Stockholder:

It is my pleasure to invite you to Sara Lee Corporation’s 2008 Annual Meeting of Stockholders. This year’s meeting will be held on Thursday, October 30, 2008 at 9:30 a.m. (CDT), in The Carlisle, 435 East Butterfield Road, Lombard, Illinois. At the meeting, we will focus on the business items listed in the notice of the meeting, which follows on the next page.

For a second year, we are pleased to take advantage of the Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On September 16, 2008, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access our 2008 proxy statement and annual report and vote online. All other stockholders will continue to receive a copy of the proxy statement and annual report by mail. The proxy statement contains instructions on how you can (i) receive a paper copy of the proxy statement and annual report, if you only received a Notice by mail, or (ii) elect to receive your proxy statement and annual report over the Internet, if you received them by mail this year.

Whether or not you plan to attend the meeting, your vote is important and we encourage you to vote promptly. You may vote your shares via a toll-free telephone number or over the Internet. If you received a paper copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided. Instructions regarding the three methods of voting are contained on the Notice or proxy card.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Brenda C. Barnes

Chairman and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for

the Annual Meeting to be held on October 30, 2008

Sara Lee’s proxy statement and 2008 annual report are available at www.saralee.com/annualmeeting.

NOTICE OF THE 2008

ANNUAL MEETING OF STOCKHOLDERS

The 2008 Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 30, 2008, at 9:30 a.m. (CDT), in The Carlisle, 435 East Butterfield Road, Lombard, Illinois 60148 for the following purposes:

1.	to elect 13 directors;

2.	to vote on the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2009;

3.	to vote on the reapproval of performance measures under our long-term incentive stock plans; and

4.	to transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on September 3, 2008 are entitled to notice of and to vote at the Annual Meeting.

Whether or not you plan to attend the meeting, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the envelope provided.

By Order of the Board of Directors

Margaret M. Foran
Executive Vice President, General Counsel and Corporate Secretary

September 16, 2008

ADMISSION TO THE 2008 ANNUAL MEETING

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 3, 2008, will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership.

•	If your Sara Lee shares are registered in your name and you received your proxy materials by mail, an admission ticket is attached to your proxy card.

•

If your Sara Lee shares are registered in your name and you received or accessed your proxy materials electronically over the Internet, click the appropriate box on the electronic proxy card or follow the telephone instructions when prompted and an admission ticket will be held for you at the registration desk at the Annual Meeting.

•

If your Sara Lee shares are held in a bank or brokerage account, contact your bank or broker to obtain a written legal proxy in order to vote your shares at the meeting. If you do not obtain a legal proxy from your bank or broker, you will not be entitled to vote your shares, but you can still attend the Annual Meeting if you bring a recent bank or brokerage statement showing that you owned shares of Sara Lee common stock on September 3, 2008.

No cameras, recording devices or large packages will be permitted in the meeting room.

INFORMATION ABOUT SARA LEE CORPORATION

Sara Lee is a global manufacturer and marketer of high-quality, brand name products for consumers throughout the world. The address of our principal executive office is 3500 Lacey Road, Downers Grove, Illinois 60515-5424 and our telephone number is +1.630.598.6000. Our corporate Web site is located at www.saralee.com. Information contained on our Web site does not constitute part of this proxy statement.

INFORMATION ABOUT THE ANNUAL MEETING

Information About Attending the Annual Meeting

Our Annual Meeting will be held on Thursday, October 30, 2008, at 9:30 a.m. (CDT), in The Carlisle, 435 East Butterfield Road, Lombard, Illinois 60148. The telephone number of The Carlisle is +1.630.960.0210. The doors to the meeting room will open for admission at 9:00 a.m. Directions to The Carlisle and an event schedule are contained at the end of this proxy statement.

An admission ticket (or other proof of stock ownership) and some form of government-issued photo identification (such as a valid driver’s license or passport) will be required for admission to the Annual Meeting. Only stockholders who own Sara Lee common stock as of the close of business on September 3, 2008 will be entitled to attend the meeting. An admission ticket will serve as verification of your ownership. No cameras, recording devices or large packages will be permitted in the meeting room.

Information About this Proxy Statement

Why you received this proxy statement.    You have received these proxy materials because Sara Lee’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission and that is designed to assist you in voting your shares. On September 16, 2008, we mailed to our U.S. and Canadian stockholders of record as of the close of business on September 3, 2008 a Notice containing instructions on how to access this proxy statement and our annual report online, and we began mailing these proxy materials to stockholders outside the U.S. and Canada. If you own Sara Lee common stock in more than one account, such as individually and also jointly with your spouse, you may receive more than one Notice or set of these proxy materials. To assist us in saving money and to serve you more efficiently, we encourage you to have all your accounts registered in the same name and address by contacting Sara Lee’s transfer agent, Mellon Investor Services, at +1.888.422.9881 (toll free) or +1.201.680.6678 (international), or shrrelations@mellon.com.

Notice of Electronic Availability of Proxy Statement and Annual Report.    As permitted by Securities and Exchange Commission rules, Sara Lee is making this proxy statement and its annual report available to its stockholders electronically via the Internet. On September 16, 2008, we mailed to our U.S. and Canadian stockholders a Notice containing instructions on how to access this proxy statement and our annual report and vote online. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Notice.

Householding.    The Securities and Exchange Commission’s rules permit us to deliver a single Notice or set of Annual Meeting materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only Notice or set of Annual Meeting materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the Notice or Annual Meeting materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the Notice or Annual Meeting materials, contact Broadridge Financial Solutions, Inc. at +1.800.542.1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future Notices or Annual Meeting materials for your household, please contact Broadridge at the above phone number or address.

Information About Voting

Stockholders can vote in person at the Annual Meeting or by proxy. There are three ways to vote by proxy:

•	By Telephone — Stockholders located in the United States can vote by telephone by calling +1.800.690.6903 and following the instructions on the proxy card;

•	By Internet — You can vote over the Internet at www.proxyvote.com by following the instructions on the Notice or proxy card; or

•	By Mail — If you received your proxy materials by mail, you can vote by mail by signing, dating and mailing the enclosed proxy card.

Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. (EDT) on October 29, 2008. If you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans, your voting instructions for those shares must be received by 5:00 p.m. (EDT) on October 27, 2008 to allow sufficient time for voting by the trustees and administrators of the plans.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record. You must follow the instructions of the holder of record in order for your shares to be voted. Telephone and Internet voting also will be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you plan to vote your shares in person at the Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card and bring it to the Annual Meeting in order to vote.

If you vote by proxy, the individuals named on the proxy card (your “proxies”) will vote your shares in the manner you indicate. You may specify whether your shares should be voted for or against all, some or none of the nominees for director and whether your shares should be voted for or against each of the other proposals. If you sign and return the proxy card without indicating your instructions, your shares will be voted as follows:

•	FOR the election of the 13 nominees for directors;

•	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for fiscal year 2009; and

•	FOR reapproval of the performance measures under our long-term incentive stock plans.

You may revoke or change your proxy at any time before it is exercised by (1) delivering to us a signed proxy card with a date later than your previously delivered proxy, (2) voting in person at the Annual Meeting, (3) granting a subsequent proxy through the Internet or telephone, or (4) sending a written revocation to Sara Lee’s Corporate Secretary, Margaret M. Foran. Your most current proxy card or telephone or Internet proxy is the one that is counted.

Each share of Sara Lee common stock is entitled to one vote. The record date for determining stockholders entitled to notice of and to vote at the Annual Meeting is September 3, 2008. As of September 3, 2008, there were 706,904,574 shares of Sara Lee common stock outstanding.

Information for Sara Lee Employees Who are Stockholders

If you are a Sara Lee employee who is a stockholder, or if you hold shares in the Sara Lee Common Stock Fund under any of Sara Lee’s retirement or savings plans (the “Savings Plans”) or participate in the Sara Lee Corporation Direct Investment Plan, you will receive one proxy for all accounts registered in the same name. If all of your accounts are not registered in the same name, you will receive a separate proxy for each account that is registered in a different name. If you participate in the Savings Plans, your proxy card will serve as voting instructions to the trustees of those plans for shares allocated to your account, as well as a proportionate share of any unallocated shares and unvoted shares. If you fail to give voting instructions to the trustees, your shares will be voted by the trustees in the same proportion as shares held by the trustees for which voting instructions have been received. To allow sufficient time for voting by the trustees and administrators of the Savings Plans, your voting instructions for shares held in the Savings Plans must be received by 5:00 p.m. (EDT) on October 27, 2008.

Information Regarding Tabulation of the Vote

Sara Lee has a policy that all proxies, ballots and votes tabulated at a meeting of stockholders are confidential, and the votes will not be revealed to any Sara Lee employee or anyone else, other than to the non-management tabulator of votes or an independent election inspector, except (1) as necessary to meet applicable legal requirements, (2) if a stockholder writes comments on the proxy card directed to Sara Lee’s Board or management, or (3) in the event a proxy solicitation in opposition to the election of the Board of Directors is initiated. Representatives of Broadridge Financial Solutions, Inc. will tabulate votes and act as Inspectors of Election at this year’s Annual Meeting.

Quorum Requirement

A quorum is necessary to hold a valid meeting. If stockholders entitled to cast a majority of all the votes entitled to be cast at the meeting are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker does not vote on some matter on the proxy card because the broker does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner.

Information About Votes Necessary for Action to be Taken

Thirteen directors have been nominated for election at the Annual Meeting. Sara Lee’s Bylaws require that, in uncontested elections, each director be elected by the majority of votes cast with respect to such director. This means that the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee in order for that nominee to be elected. Only votes “for” or “against” are counted as votes cast with respect to a director. Abstentions will have no effect. If a nominee who currently is serving as a director does not receive the affirmative vote of at least a majority of the votes cast, Maryland law provides that the director would continue to serve on Sara Lee’s Board as a “holdover director.” However, under our Corporate Governance Guidelines, each holdover director is required to tender his or her resignation to the Board promptly after the stockholder vote has been certified. Under the Guidelines, the independent directors (excluding the director who tendered the resignation) will decide whether to accept the resignation or whether other action should be taken, and publicly disclose its decision and rationale, within 90 days.

For each other proposal, the affirmative vote of a majority of votes cast on the proposal is necessary to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm (Proposal 2), and to reapprove the performance measures under our long-term incentive stock plans (Proposal 3). Abstentions and broker non-votes will have no effect on any of these items because they are not considered votes cast.

Other Business to be Considered

The Board of Directors does not intend to present any business at the Annual Meeting other than the proposals described in this proxy statement. However, if any other matter properly comes before the Annual Meeting, including any stockholder proposal omitted from the proxy statement and form of proxy pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, your proxies will act on such matter in their discretion.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Sara Lee has adopted Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Guidelines contain general principles regarding the functions of Sara Lee’s Board of Directors and Board Committees.

Director Independence

Sara Lee’s Corporate Governance Guidelines require that a substantial majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the listing standards of the New York Stock Exchange, the Board must affirmatively determine that a director has no direct or indirect material relationship with Sara Lee. The Board has adopted categorical standards, which are contained in Sara Lee’s Corporate Governance Guidelines and conform to and exceed the independence criteria specified by the New York Stock Exchange, to assist it in making determinations regarding independence. The full text of the Board’s categorical standards is attached as Appendix A to this proxy statement. These categorical standards specify the criteria by which the independence of Sara Lee’s directors will be determined, including whether a director or any member of the director’s immediate family has any past employment or affiliation with Sara Lee or Sara Lee’s independent registered public accountants.

After considering these categorical standards, the listing standards of the New York Stock Exchange and any other relationships between the directors and Sara Lee, the Board determined that Christopher B. Begley, Virgis W. Colbert, James S. Crown, Laurette T. Koellner, Cornelis J.A. van Lede, Sir Ian Prosser, Rozanne L. Ridgway, Norman R. Sorensen, Jeffrey W. Ubben and Jonathan P. Ward are independent. The Board also determined that director nominees Crandall C. Bowles and Dr. John McAdam are independent, and that former director Willie D. Davis met the above standards for independence during the time that he served as a director. Brenda C. Barnes is not independent because she is an executive officer of Sara Lee.

Process for Nominating Potential Director Candidates

The Corporate Governance, Nominating and Policy Committee of Sara Lee’s Board of Directors is responsible for screening potential director candidates and recommending qualified candidates to the full Board for nomination. In evaluating potential director candidates, the Committee considers the qualifications listed in Sara Lee’s Corporate Governance Guidelines, which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” The Corporate Governance, Nominating and Policy Committee considers recommendations of potential candidates from incumbent directors, management and stockholders. Any recommendation submitted by a stockholder to the Corporate Governance, Nominating and Policy Committee must include the same information concerning the potential candidate and the stockholder, and must be received in the time frame, as would be required under Article I, Section 10 of Sara Lee’s Bylaws if the stockholder wished to nominate the candidate directly. From time to time the Committee also retains search firms to assist it. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the required information described above, should be submitted in writing to Sara Lee’s Corporate Secretary, Margaret M. Foran, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424.

Code of Conduct

Sara Lee’s Global Business Standards, the company’s written corporate code of business conduct and ethics, embody Sara Lee’s long-standing history of requiring adherence to high standards of ethical conduct and business practices. The Global Business Standards are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Global Business Practices.” All of Sara Lee’s officers, directors and employees, including its Chief Executive Officer, Chief Financial Officer and principal accounting officer, are required to comply with the Global Business Standards.

Communications with the Board of Directors

Stockholders and other interested parties may communicate with one or more members of Sara Lee’s Board of Directors, including the Chair of any Committee of the Board, by writing to the Board, or a specific Committee Chair or director at:

Board of Directors (or specific Committee Chair or director)
c/o Margaret M. Foran, Corporate Secretary
Sara Lee Corporation
3500 Lacey Road
Downers Grove, Illinois 60515-5424

Sara Lee’s Board of Directors has instructed the Corporate Secretary to forward communications to the Board or to individual directors, as appropriate; however, the Board also has instructed the Corporate Secretary to review all correspondence received and, in her discretion, not forward correspondence that is unrelated to the duties and responsibilities of the Board. Examples of such inappropriate communication include business solicitations, advertising and communication that is frivolous in nature, relates to routine business matters (such as product inquiries, complaints or suggestions), or raises grievances that are personal to the person submitting the communication. Upon request, any director may review communication that is not forwarded to the directors pursuant to this policy.

The Audit Committee of the Board of Directors has established procedures for employees, stockholders and others to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of Sara Lee’s Global Business Standards or concerns regarding Sara Lee’s accounting, internal accounting controls or auditing matters. Reports may be made by sending an email to business.practices@saralee.com, posting a report at www.saraleeresourceline.com or by calling —

•	+1.800.285.7964 (available toll-free outside the U.S. using the local AT&T Direct access number)

•	+1.312.345.5715 (reverse charges outside the U.S.)

Lead Independent Director

The Board, after considering the recommendation of the Corporate Governance, Nominating and Policy Committee, annually selects one independent director who is serving as Chairperson of a standing committee of the Board to serve as the Lead Independent Director for all meetings of the non-management directors held in executive session. The Lead Independent Director also has other authority and responsibilities that are described in the charter of the Lead Independent Director and in Sara Lee’s Corporate Governance Guidelines, both of which are available at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance.” James S. Crown currently serves as the Lead Independent Director.

Executive Sessions

Pursuant to Sara Lee’s Corporate Governance Guidelines, non-management directors meet in regularly scheduled executive sessions without management. The Lead Independent Director chairs all regularly scheduled executive sessions of the Board, and also has authority to convene meetings of the non-management directors at any time with appropriate notice.

Attendance at Annual Meeting

As stated in Sara Lee’s Corporate Governance Guidelines, each director is expected to attend all annual meetings of stockholders. All of the directors who were nominated for re-election to the Board attended the 2007 annual meeting.

Governance Documents

All of Sara Lee’s current corporate governance documents and policies, including its Corporate Governance Guidelines, committee charters, charter of the Lead Independent Director and Global Business Standards, are available at www.saralee.com and in print to any stockholder who requests them.

Review of Transactions with Related Persons

The Board has adopted a written policy regarding the review and approval of transactions, involving certain persons, that Securities and Exchange Commission (“SEC”) regulations require to be disclosed in proxy statements, which are commonly referred to as “related person transactions.” A “related person” is defined under the applicable SEC regulation and includes our directors, executive officers and beneficial owners of 5% or more our common stock. Under the written policy, Sara Lee’s Corporate Governance, Nominating and Policy Committee is responsible for reviewing and approving any related party transactions and will consider factors it deems appropriate, including:

•	the approximate dollar amount involved in the transaction, including the amount payable to the related person;

•	the nature of the interest of the related person in the transaction;

•	whether the transaction may involve a conflict of interest;

•

whether the transaction involves the provision of goods or services to Sara Lee that are available from unaffiliated third parties and, if so, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances; and

•	the purpose of the transaction and any potential benefits to Sara Lee.

There are no related person transactions to report in this proxy statement.

Relationship with Executive Compensation Consultant

Sara Lee’s Compensation and Employee Benefits Committee (the “Committee”) has retained Frederic W. Cook & Co., Inc. (“FWCook”) as its independent executive compensation consultant. FWCook reports directly to the Committee, and the Committee may replace FWCook or hire additional consultants at any time. Frederic Cook, principal of FWCook, attends meetings of the Committee, as requested, and communicates with the Chair of the Committee between meetings; however, the Committee makes all decisions regarding the compensation of Sara Lee’s executive officers. None of Sara Lee’s management participated in the Committee’s decision to retain FWCook as the Committee’s independent executive compensation consultant.

FWCook provides various executive compensation services to the Committee with respect to Sara Lee’s executive officers and other key employees pursuant to a written consulting agreement with the Committee. The services FWCook provides under the agreement include advising the Committee on the principal aspects of Sara Lee’s executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of Sara Lee’s program design and Sara Lee’s award values in relationship to its performance. In the past five years, FWCook also has provided limited executive compensation consulting services to Sara Lee’s management in connection with Sara Lee’s disposition of certain businesses. For example, in connection with the spin-off of Sara Lee’s branded apparel business in September 2006, FWCook assisted management in developing compensation programs for the executive officers and non-employee directors of that business unit.

The Committee regularly reviews the services provided by its outside consultants and believes that FWCook is independent in providing executive compensation consulting services to the Committee. The scope of FWCook’s business is providing executive compensation consulting services and it does not provide, directly or indirectly through affiliates, any non-executive compensation services, such as pension consulting or human resource outsourcing. In addition, in its consulting agreement with the Committee, FWCook agrees to advise the Chair of the Committee if any potential conflicts of interest arise that could cause FWCook’s independence and loyalty to be questioned, and to not undertake any projects for Sara Lee management except at the request of the Committee Chair and as agent for the Committee.

MEETINGS AND COMMITTEES OF THE BOARD

The Board of Directors held eight meetings during fiscal year 2008 and has the following standing committees: Audit, Compensation and Employee Benefits, Corporate Governance, Nominating and Policy, Executive, Finance and Qualified Legal Compliance. The following table shows the membership of these committees. All of the directors attended at least 75% of all the meetings of the Board and all meetings of the Board committees on which he or she served during fiscal year 2008, except Virgis W. Colbert. Mr. Colbert missed only one Board meeting, which caused him to miss several Committee meetings held in conjunction with that Board meeting. This reduced his overall attendance percentage to 71%.

Each Board committee operates pursuant to a written charter. Copies of the committee charters are available on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.”

Name	Audit	Compensation and Employee Benefits	Corporate Governance, Nominating and Policy	Executive		Finance	Qualified Legal Compliance
Brenda C. Barnes				X	*	X
Christopher B. Begley	X					X	X
Virgis W. Colbert		X				X
James S. Crown		X	X*	X			X*
Laurette T. Koellner	X*		X	X			X
Cornelis J.A. van Lede	X	X	X				X
Sir Ian Prosser	X					X	X
Rozanne L. Ridgway			X	X		X*
Norman R. Sorensen	X	X					X
Jonathan P. Ward		X*	X	X

*	Committee Chair

Audit Committee.    The Audit Committee assists the Board of Directors in its oversight of Sara Lee’s accounting and financial reporting principles and policies and internal audit controls and procedures; the integrity of Sara Lee’s financial statements and the independent audit thereof; compliance with legal and regulatory requirements and Sara Lee’s compliance programs; and the evaluation of the qualifications, independence and performance of Sara Lee’s independent registered public accountants and the performance of Sara Lee’s internal audit function. The Audit Committee met ten times during the year and regularly meets privately with the head of the internal auditor department and with the independent registered public accountants. The Audit Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Board has determined that all members of the Audit Committee are financially literate pursuant to the listing standards of the NYSE, and has designated Laurette T. Koellner as an “audit committee financial expert” as defined in the rules of the Securities and Exchange Commission.

Compensation and Employee Benefits Committee.    The Compensation and Employee Benefits Committee reviews and approves Sara Lee’s compensation philosophy covering corporate officers and other key management employees; reviews the competitiveness of Sara Lee’s total compensation practices; determines the annual base salaries and incentive awards to be paid to, and approves the annual salaries of, corporate officers and other key management employees; approves the terms and conditions of proposed incentive plans applicable to corporate officers and other key management employees; approves and administers Sara Lee’s employee benefit plans; and reviews and approves special hiring and severance arrangements for corporate officers and other key management employees. The Committee has delegated to the Committee Chair responsibility for the review and approval of any corporate officer’s, or other designated key executive’s, hiring, severance or relocation arrangement that deviates materially from Sara Lee’s standard policies, procedures and programs. The Committee also may form and delegate authority to subcommittees or the Chair when it deems appropriate. The Compensation and Employee Benefits Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Compensation and Employee Benefits Committee met four times during the year.

Corporate Governance, Nominating and Policy Committee.    The Corporate Governance, Nominating and Policy Committee reviews and considers corporate governance policies and practices from time to time, evaluates potential director candidates and recommends qualified candidates to the full Board, reviews the management succession plan and executive resources and oversees Sara Lee’s activities and positions on significant corporate social responsibility and public policy matters. The Committee is comprised solely of non-management directors, all of whom the Board has determined are independent within the meaning of the listing standards of the New York Stock Exchange. The Corporate Governance, Nominating and Policy Committee met three times during the year.

Executive Committee.    The Executive Committee exercises the authority of the Board on such matters as are delegated to it by the Board of Directors from time to time and exercises the powers of the Board between meetings of the Board of Directors. The Executive Committee meets on a periodic basis, as needed, and did not meet during the year.

Finance Committee.    The Finance Committee reviews all aspects of Sara Lee’s financial structure, including its overall financial policies, sources and uses of funds, investment of assets held in Sara Lee’s employee benefit plan and Sara Lee’s dividend policy. The Finance Committee also performs other duties as requested by the Board of Directors from time to time. The Finance Committee met four times during the year.

Qualified Legal Compliance Committee.    The Qualified Legal Compliance Committee was established to facilitate the confidential receipt, retention and consideration of reports, made by attorneys retained or employed by Sara Lee, of evidence of a material violation of U.S. federal or state securities law, a material breach of fiduciary duty arising under federal or state law, or a similar material violation of any U.S. federal or state law by Sara Lee or any of its officers, directors, employees or agents. The Committee is comprised solely of non-management directors, all of whom are independent within the meaning of the listing standards of the New York Stock Exchange and the rules of the Securities and Exchange Commission. The Qualified Legal Compliance Committee is comprised of the members of the Audit Committee and the chair of the Corporate Governance, Nominating and Policy Committee, who also serves as the chair of the Committee. The Qualified Legal Compliance Committee will meet on a periodic basis, as needed, and did not meet during the year.

PROPOSAL 1: ELECTION OF DIRECTORS

Directors Elected Annually

Sara Lee’s directors are elected each year by the stockholders at the Annual Meeting. We do not have a staggered board. Thirteen directors will be elected at this year’s Annual Meeting. Each director’s term lasts until the 2009 Annual Meeting of Stockholders and until he or she is succeeded by another director who has been elected.

Information About the Nominees for Election to the Board of Directors

The following information is furnished with respect to each nominee for election as a director. All of the nominees currently are directors, except Crandall C. Bowles and Dr. John McAdam. The nomination of Dr. McAdam initially was recommended to Sara Lee’s Corporate Governance, Nominating and Policy Committee by an executive recruiting firm that was retained by the Committee to assist it in identifying prospective directors. The nomination of Ms. Bowles initially was recommended to the Committee by another Sara Lee director. Jeffrey W. Ubben was elected to our Board of Directors in August 2008. Mr. Ubben is an executive officer of ValueAct Capital, a significant Sara Lee stockholder, and his election to the Board resulted from discussions between Sara Lee management and Mr. Ubben, in his capacity as a representative of ValueAct Capital. Sara Lee agreed to appoint Mr. Ubben to the Board in August 2008 and to nominate him for re-election at the Annual Meeting in accordance with an agreement dated as of August 25, 2008 among Sara Lee, Mr. Ubben and the two ValueAct Capital entities that hold Sara Lee common stock.

If a nominee is unavailable to serve as a director, your proxies may vote for another nominee proposed by the Board, or the Board may reduce the number of directors to be elected at the Annual Meeting. The ages of the nominees are as of October 30, 2008.

BRENDA C. BARNES Chairman and Chief Executive Officer of Sara Lee Corporation since October 2005, President and Chief Executive Officer from February 2005 to October 2005, and President and Chief Operating Officer from July 2004 to February 2005. She has served as a director of Sara Lee since July 2004. Ms. Barnes served as the Interim President of Starwood Hotels and Resorts (hotel chain) from November 1999 to March 2000, and President and Chief Executive Officer of PepsiCola North America (soft drink manufacturer) from 1996 until 1998. Prior to that, she held various positions with several divisions of PepsiCo, Inc. from 1976 to 1996. Ms. Barnes also served as an adjunct professor at the Kellogg Graduate School of Business and at North Central College in 2002. She is a member of the Steering Committee of the Kellogg Center for Executive Women. Age 54.

CHRISTOPHER B. BEGLEY Chairman and Chief Executive Officer of Hospira, Inc. (global specialty pharmaceutical and medication delivery company). Mr. Begley was elected Chairman of Hospira in May 2007 and has served as Chief Executive Officer since Hospira was spun off from Abbott Laboratories on April 30, 2004. Prior to that, he served in various positions with Abbott, including as Senior Vice President, Hospital Products from 2000 to April 2004; Senior Vice President, Chemical and Agricultural Products from 1999 to 2000; Vice President, Abbott Health Systems from 1998 to 1999; and Vice President, MediSense Operations, in 1998. He became a director of Sara Lee in October 2006. Mr. Begley also serves as a director of the Executive’s Club of Chicago, Healthcare Leadership Council, Economic Club of Chicago, Generic Pharmaceutical Association and AdvaMed. Age 56.

CRANDALL C. BOWLES Chairman of Springs Industries, Inc. (home furnishings) since 1998. Ms. Bowles has served as a director of Springs Industries, Inc. since 1978 and as its Chief Executive Officer from 1998 until 2006. Subsequent to a spinoff and merger in 2006 and until July 2007, Ms. Bowles served as Co-Chairman and Co-Chief Executive Officer of Springs Global Participacoes S.A. (textile home furnishings). She also serves as a director of Deere & Company and J.P. Morgan Chase & Co. She serves on the board of the Carolina Thread Trail and on the Advisory Board of the Maya Angelou Research Center on Minority Health. Ms. Bowles is a member of The Business Council, the Committee of 200, and the South Carolina Climate, Energy and Commerce Advisory Committee. Age 61.

VIRGIS W. COLBERT Retired Executive Vice President, Miller Brewing Company (brewer) from 1997 to December 2005. Mr. Colbert joined Miller Brewing in 1979 and served as Senior Vice President-Worldwide Operations from 1995 to 1997 and as Vice President Operations from 1993 to 1995. He became a director of Sara Lee in January 2006. Mr. Colbert serves as a director of Lorillard, Inc., The Manitowoc Company, Inc., Merrill Lynch & Co., Inc. and The Stanley Works. Age 69.

JAMES S. CROWN President of Henry Crown and Company (diversified investments) since 2002 and Vice President from 1985 to 2002. He became a director of Sara Lee in 1998. Mr. Crown also is a director of General Dynamics Corporation and J.P. Morgan Chase & Co. He also serves as Chairman of the Board of Trustees of the University of Chicago, and is a trustee of the Chicago Symphony Orchestra and the Museum of Science and Industry (Chicago). Age 55.

LAURETTE T. KOELLNER Retired Senior Vice President of The Boeing Company (aerospace manufacturer) and Retired President of Boeing International from April 2006 to January 2008. Ms. Koellner served as President of Connexion by Boeing from December 2004 until April 2006, Chief People and Administration Officer of Boeing from 2002 to December 2004, a member of the Office of the Chairman from March 2002 to December 2003, Senior Vice President and President of Shared Services Group of Boeing from 2000 to 2002, Vice President and Corporate Controller of Boeing from 1999 to 2000, and as Vice President and General Auditor of Boeing from 1996 to 1999. Ms. Koellner became a director of Sara Lee in January 2003. Age 54.

CORNELIS J.A. VAN LEDE Retired Chairman of the Board of Management and Chief Executive Officer of Akzo Nobel N.V. (manufacturer and distributor of healthcare products, coatings and chemicals) from 1994 to May 2003. Mr. van Lede joined Akzo Nobel in 1991 as a member of its Board of Management and he was appointed Vice Chairman of the Board of Management of Akzo Nobel in 1992. From 1991 to 1994, Mr. van Lede served as Vice President of the Union of Industrial and Employers’ Confederations of Europe (UNICE), and from 1984 to 1991 he was Chairman of the Federation of Netherlands Industry (VNO). Mr. van Lede has been a director of Sara Lee since October 2002. He also serves as Chairman of the Supervisory Board of Heineken N.V. and as a member of the Supervisory Board of Philips Electronics. He is a non-executive director of Air France-KLM Holding and Air Liquide. He is a member of the Board of Directors of INSEAD, and serves as a member of the Board of several non-profit organizations. Age 65.

DR. JOHN MCADAM Retired Chief Executive Officer of Imperial Chemical Industries Limited (specialty chemicals) from 2003 until its acquisition by Akzo Nobel N.V. in January 2008. Dr. McAdam served as Executive Vice President of ICI Paints from 1998 to 2003 and as a member of its Group Board from 1999 to 2003, and as Chairman and Chief Executive Officer of its Quest International business from 1997 to 1998. Prior to that, Dr. McAdam held a number of positions with Unilever Plc (consumer products) from 1974 to 1997, including senior positions within its Bird’s Eye Walls, Quest International and Unichema International businesses. He serves as Chairman of Rentokil Initial plc and United Utilities Group plc, as a senior independent director of J Sainsbury plc, and as a non-executive director of Rolls-Royce Group plc. He also is a member of the University of Cambridge Chemistry Advisory Board. Age 60.

SIR IAN PROSSER Retired Chairman of InterContinental Hotels Group PLC (hotel business). He held various offices with InterContinental Hotels Group PLC and its precursors, Six Continents PLC and Bass PLC, since 1969, including serving as Chairman from 1987 through December 2003, Chief Executive Officer from 1987 to 2000, Group Managing Director from 1984 to 1987, and Director of Finance and Planning from 1978 to 1984. Sir Ian has been a director of Sara Lee since October 2004. He also serves as non-executive Deputy Chairman of BP plc and as a non-executive director of GlaxoSmithKline plc. He is a member of the Confederation of British Industry’s President’s Committee. Age 65.

ROZANNE L. RIDGWAY Former Assistant Secretary of State for European and Canadian Affairs (1985-1989) and, since July 1994, Chair (non-executive) of the Baltic American Enterprise Fund. Ambassador Ridgway became a director of Sara Lee in 1992. She served in the U.S. Foreign Service from 1957 until her retirement in 1989, including assignments as Ambassador for Oceans and Fisheries Affairs, Ambassador to Finland, and Ambassador to the German Democratic Republic. Ambassador Ridgway is a director of Emerson Electric Company, and also serves as a director or trustee of three funds in the American Funds family of mutual funds. Ambassador Ridgway is also a trustee of the Center for Naval Analyses and the National Geographic Society. Age 73.

NORMAN R. SORENSEN President and Chief Executive Officer of Principal International, Inc. since 2001 and, since 2007, Executive Vice President of Principal Financial Group, Inc. and Executive Vice President of Principal Life Insurance Company (financial services and asset management). He previously served as Senior Vice President of Principal Financial Group, Inc. since 2001 and Senior Vice President of Principal Life Insurance Company since 1998. Prior to that Mr. Sorensen served as a senior executive of American International Group, Inc. (insurance services) from 1989 to 1997. He became a director of Sara Lee in October 2007. He serves as Vice Chairman and director of the International Insurance Society and director of the U.S. Coalition of Service Industries. Mr. Sorensen also is a member of the Financial Services Roundtable and the Council on Foreign Relations. Age 63.

JEFFREY W. UBBEN Founder, Chief Executive Officer and Chief Investment Officer of ValueAct Capital (investment partnership) since 2000. From 1995 to 2000, Mr. Ubben served as a managing partner at Blum Capital Partners (investment firm) and prior to that spent eight years at Fidelity Management and Research (investment firm) serving as a fund manager and research analyst. He became a director of Sara Lee in August 2008. Mr. Ubben also serves as a director of Acxiom Corporation, Gartner Group, Inc., Misys, plc and Omnicare, Inc. In addition, he serves as chairman of the national board of The Posse Foundation and is a board member of the American Conservatory Theater. Age 47.

JONATHAN P. WARD Chairman of the Chicago office of Lazard Ltd. (investment banking), and Managing Director, Lazard Freres & Co., LLC. Mr. Ward served as Chairman and Chief Executive Officer of The ServiceMaster Company (national service company) from 2002 to 2006, and President and Chief Executive Officer of ServiceMaster from 2001 to 2002. Mr. Ward was President and Chief Operating Officer of R.R. Donnelley & Sons Company (commercial printing company) from 1997 to 2001. He became a director of Sara Lee in October 2005. Age 54.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR ALL OF THE NOMINEES.

DIRECTOR COMPENSATION

Directors who are Sara Lee employees do not receive compensation for their services as directors. Following is a description of Sara Lee’s compensation program for non-management directors in fiscal 2008. The Corporate Governance, Nominating and Policy Committee regularly reviews the compensation paid to non-management directors and recommends changes to Sara Lee’s Board of Directors, as appropriate.

Board Retainer — Non-management directors of Sara Lee receive an annual retainer of $75,000 and an annual grant of restricted stock units (“RSUs”) with a fair market value of $120,000 on the date of grant. RSUs granted to directors vest one year after the date of grant but are not converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board. Directors also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of their annual cash retainer. Directors do not receive any meeting or attendance fees.

Committee Retainer — Each director who chairs a committee of the Board (other than the Audit Committee) receives an additional retainer of $10,000 each year. The chair of the Audit Committee receives an additional $20,000 retainer and each other director who is a member of the Audit Committee receives an additional $7,500 retainer. Committee retainers are paid 50% in cash and 50% in RSUs. Directors also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of their Committee cash retainer. RSUs granted to the directors for Committee service vest one year after the date of grant but will not be converted into shares of Sara Lee common stock until six months after the director leaves Sara Lee’s Board.

Stock Ownership Guidelines — The Board strongly believes that the directors should have a meaningful ownership interest in Sara Lee and has implemented stock ownership guidelines for Sara Lee’s directors. The ownership guidelines require directors to own a minimum of 20,000 shares of Sara Lee common stock (including unvested RSUs) within five years after a director is first elected to the Board.

Deferred Compensation Program — Under Sara Lee’s 1999 Non-Employee Director Stock Plan, directors may elect to defer all or a portion of their annual retainer into a non-qualified, unfunded deferred compensation program. At the election of the director, amounts deferred under the Director Deferred Compensation Plan will earn a return equivalent to the return on an investment in (i) an interest-bearing account, earning interest based on the current cost to Sara Lee at the beginning of each plan year of issuing debt with a five-year maturity (the rate for calendar 2008 is 5.037%), or (ii) a stock equivalent account, earning a return based on our stock price and accruing dividend equivalents. Any awards of RSUs that a director elects to defer automatically are invested into the stock equivalent account. The amounts deferred, dividend equivalents and any appreciation or accrued interest are paid in cash or in shares of Sara Lee common stock, as applicable, on dates selected by the director. Sara Lee does not pay above market rates or preferential rates under its deferred compensation plans.

Fiscal 2008 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Christopher B. Begley	76,875	100,023	—	176,898
Virgis W. Colbert	75,000	97,510	25,099	197,609
James S. Crown	80,000	102,529	10,303	192,832
Willie D. Davis *	39,375	26,260	1,278	66,913
Laurette T. Koellner	85,000	107,524	—	192,524
Cornelis J.A. van Lede	78,750	101,276	103,340	283,336
Sir Ian Prosser	78,750	101,276	—	180,026
Rozanne L. Ridgway	80,000	102,529	—	182,529
Norman R. Sorensen *	53,125	75,017	—	128,142
Jonathan P. Ward	80,000	102,529	10,361	192,890

*	Mr. Davis retired from the Board, and Mr. Sorensen was first elected to the Board, on October 25, 2007. Each received a prorated portion of the annual Board and committee retainer for the period in which he served as a director during fiscal 2008.
(1)	Represents the amount of cash compensation earned by each director in fiscal 2008 for Board and committee service, including amounts Ms. Koellner and Mr. Ward elected to defer into the deferred compensation program, and amounts Messrs. Begley, Crown and Sorensen elected to receive in shares of Sara Lee common stock or RSUs.
(2)	Represents the expense recognized in accordance with Financial Accounting Standard (“FAS”) 123R for financial statement reporting purposes in fiscal 2008 with respect to the fair value of RSUs granted in fiscal 2008. No expense was recognized under FAS 123R in fiscal 2008 for options or for RSUs granted in prior years. As described above, each non-management director receives an RSU award each year and also may elect to receive Sara Lee common stock or RSUs in lieu of all or a portion of his or her cash retainer. This column includes only the FAS 123R expense for non-elective RSU awards; any annual cash retainer that a director elects to receive in the form of Sara Lee common stock or RSUs is included in the “Fees Earned or Paid in Cash” column. The grant date fair value under FAS 123R for these non-elective awards is as follows:

	Grant Date Fair Value (a)
Name	Grant on July 2, 2007	Grant on October 25, 2007	Grant on January 2, 2008
Christopher B. Begley	$37,504	$632	$123,773
Virgis W. Colbert	$37,504	—	$120,011
James S. Crown	$40,018	—	$125,022
Willie D. Davis	$39,390	—	—
Laurette T. Koellner	$42,515	—	$130,017
Cornelis J.A. van Lede	$39,390	—	$123,773
Sir Ian Prosser	$39,390	—	$123,773
Rozanne L. Ridgway	$40,018	—	$125,022
Norman R. Sorensen	—	$13,130	$123,773
Jonathan P. Ward	$40,018	—	$125,022
(a)	In fiscal 2008, Sara Lee changed the payment cycle for annual director compensation from a fiscal year to a calendar year basis. The July 2, 2007 grant covers the stub period from July 2, 2007 to December 31, 2007 to implement the change and the January 2, 2008 grant covers calendar year 2008. The interim grant on October 25, 2007 reflects grants to one newly elected director and for one change in committee assignments.

The number of unexercised options and unvested RSUs held by each non-employee director at the end of fiscal 2008 is shown below. All options are fully vested.

Name	Number of Unexercised Options	Number of Unvested RSUs
Christopher B. Begley	—	12,836
Virgis W. Colbert	—	15,057
James S. Crown	72,320	31,976
Willie D. Davis	46,464	—
Laurette T. Koellner	—	21,452
Cornelis J.A. van Lede	—	20,257
Sir Ian Prosser	—	20,257
Rozanne L. Ridgway	48,786	20,618
Norman R. Sorensen	—	8,541
Jonathan P. Ward	—	21,632
(3)	Includes charitable contributions made by the Sara Lee Foundation on behalf of Messrs. Colbert ($25,000), Crown ($10,000), Davis ($1,278) and Ward ($10,000). Sara Lee or the Sara Lee Foundation will make charitable contributions of up to $25,000 each fiscal year upon the request of a non-management director. These contributions include financial support for fundraising events and direct program grants. In addition, non-management directors may participate in Sara Lee’s Matching Grants Program on the same basis as Sara Lee employees. Under the Matching Grants Program, the Sara Lee Foundation matches personal contributions made to eligible nonprofit organizations up to $10,000 each calendar year. Both types of contributions are reflected in the table.
(4)	For Mr. van Lede, includes an annual retainer for serving as Chairman of the Supervisory Board of Koninklijke Douwe Egberts B.V., a Dutch subsidiary of Sara Lee. During fiscal 2008, he received an annual retainer of Euro 60,000 (approximately $94,740), and a representation allowance for expenses of Euro 5,446 (approximately $8,600).

SARA LEE STOCK OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

This table includes information regarding the amount of common stock beneficially owned by Sara Lee’s named executive officers, directors and director nominees as of September 3, 2008. In general, “beneficial ownership” includes those shares an individual has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days. Except as otherwise noted, the persons named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. No person named in the table has pledged any shares of Sara Lee common stock as security.

Name (1)	Shares of Common Stock	Options Currently Exercisable or Exercisable within 60 days	Restricted Stock Units and Stock Equivalents (2)	Percent of Common Stock
Brenda C. Barnes	235,642	1,402,399	911,930	*
Christopher B. Begley	10,037	—	12,836	*
Crandall C. Bowles (3)	—	—	—	*
Stephen J. Cerrone	21,603	—	140,610	*
Virgis W. Colbert	3,648	—	15,057	*
James S. Crown	1,134,145	72,320	31,976	*
Vincent Janssen	57,393	206,444	139,883	*
Laurette T. Koellner	14,393	—	27,944	*
L.M. (Theo) de Kool	160,342	494,472	375,057	*
Cornelis J.A. van Lede	10,081	—	20,257	*
Dr. John McAdam (3)	—	—	—	*
Frank van Oers	41,431	41,816	134,861	*
Sir Ian Prosser	8,564	—	20,257	*
Rozanne L. Ridgway	26,570	48,786	20,618	*
Norman R. Sorensen	5,730	—	8,541	*
Jeffrey W. Ubben (4)	38,216,622	—	2,961	5.41%
Jonathan P. Ward	1,882	—	22,252	*
Directors and executive officers as a group (21 persons)	40,041,993	2,436,624	2,428,577

*	Less than 1% of the outstanding shares of common stock.
(1)	Does not include ownership information for Adriaan Nühn because he is no longer employed by Sara Lee and we do not have access to information regarding his stock ownership.
(2)	Includes restricted stock units (RSUs) and performance stock units (PSUs) granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan, 2002 Long-Term Incentive Stock Plan and 1999 Non-Employee Director Stock Plan, and stock equivalent balances held under Sara Lee’s Executive Deferred Compensation Plan and Director Deferred Compensation Plan. RSUs, PSUs and stock equivalents do not have voting rights, but are credited with dividend equivalents. RSUs vest and are converted into shares of common stock as the vesting period lapses. PSUs vest and are converted into shares of common stock if and to the extent that specific performance goals are achieved.
(3)	Ms. Bowles and Dr. McAdam are not currently directors; they are nominated for election at the Annual Meeting.
(4)	Includes 31,909,567 shares of common stock beneficially owned by ValueAct Capital Master Fund, L.P. and 6,305,204 shares of common stock beneficially owned by ValueAct Capital Master Fund III, L.P. Beneficial ownership of these shares is attributed to Mr. Ubben. Also includes 1,851 shares of common stock and 2,961 RSUs awarded to Mr. Ubben for his services as a director of Sara Lee for the remainder of calendar year 2008, which he has contractually agreed to hold for the benefit of ValueAct Capital Master Fund, L.P. and ValueAct Capital Master Fund III, L.P. Mr. Ubben disclaims beneficial ownership of these shares and RSUs except to the extent of his pecuniary interest therein.

SARA LEE STOCK OWNERSHIP

BY CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding each person who, we believe, beneficially owned more than 5% of Sara Lee’s outstanding common stock as of September 3, 2008. There are no arrangements known to Sara Lee that may result in a change in control of Sara Lee upon the occurrence of some future event.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Approximate Percentage of Class
AXA Financial, Inc. 1290 Avenue of the Americas New York, New York 10104	63,145,497	(1)	8.7%

Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	52,577,343	(2)	7.26%

Brandes Investment Partners, L.P. 11988 El Camino Real, Suite 500 San Diego, CA 92130	46,863,730	(3)	6.47%

Capital Group International, Inc. 11100 Santa Monica Blvd. Los Angeles, CA 90025	40,301,400	(4)	5.6%

ValueAct Capital 435 Pacific Avenue, 4th Floor San Francisco, CA 94133	38,216,622	(5)	5.41%

(1)	On February 14, 2008, in a joint filing with the Securities and Exchange Commission of an amendment to a Schedule 13G filed by AXA Financial, Inc.; AXA, which owns AXA Financial, Inc.; and AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (collectively “AXA Mutuelle”) which, as a group control AXA, AXA Mutuelle reported beneficial ownership as of December 31, 2007 of 63,145,497 shares of Sara Lee common stock. According to the filing, AXA Financial, Inc.’s subsidiary, AllianceBernstein L.P., has sole power to dispose or to direct the disposition of 62,437,828 shares, and sole power to vote or to direct the vote of 36,863,068 shares, all of which were acquired solely for investment purposes on behalf of client discretionary investment advisory accounts. AXA Rosenberg Investment Management LLC, as to which AXA serves as a parent holding company, has sole power to dispose or to direct the disposition of 572,401 shares, and sole power to vote or to direct the vote of 391,303 shares, all of which were acquired solely for investment purposes. AXA Financial, Inc.’s subsidiary, AXA Equitable Life Insurance Company, has sole power to dispose or to direct the disposition of 17,970 shares and sole power to vote or to direct the vote of 14,518 shares.
(2)	On February 6, 2008, Barclays Global Investors, NA filed with the Securities and Exchange Commission a Schedule 13G in which it reported that it beneficially owns 52,577,343 shares of Sara Lee common stock. The Schedule 13G states that Barclays Global Investors holds these shares in trust accounts for the economic benefit of beneficiaries of those accounts and in its capacity as an investment advisor.
(3)	On February 14, 2008, Brandes Investment Partners, L.P., filed with the Securities and Exchange Commission a Schedule 13G in which it reported that it beneficially owns 46,863,730 shares of Sara Lee common stock. The Schedule 13G states that Brandes Investment Partners and its control persons and holding company hold these shares in its capacity as an investment advisor registered under the Investment Company Act of 1940.
(4)	On February 12, 2008, Capital Group International, Inc. filed with the Securities and Exchange Commission an amendment to a Schedule 13G in which it reported that it beneficially owns 40,301,400 shares of Sara Lee common stock. The Schedule 13G states that Capital Group International holds these shares in its capacity as an investment management company to various investment companies registered under the Investment Company Act of 1940 and institutional accounts.
(5)

On September 2, 2008, ValueAct Capital and its affiliates filed with the Securities and Exchange Commission Amendment No. 2 to its Schedule 13D in which it reported that it beneficially owns 38,214,771 shares of Sara Lee common stock. The Schedule 13D/A states that ValueAct Capital Master Fund L.P. shares voting and dispositive power with respect to 31,909,567 shares and ValueAct Capital Master Fund III, L.P. shares voting and dispositive power with respect to 6,305,204 shares. These shares may also be deemed to be beneficially owned by (i) VA Partners I, LLC as general partner of ValueAct Capital Master Fund, L.P., (ii) VA Partners III, LLC as general partner of ValueAct Capital Master Fund III, L.P., (iii) ValueAct Capital Management, L.P. as the manager of ValueAct Capital

Master Fund, L.P. and ValueAct Capital Master Fund III, L.P., (iv) ValueAct Capital Management, LLC as general partner of ValueAct Capital Management, L.P., (v) ValueAct Holdings, L.P. as the sole owner of the limited partnership interests of ValueAct Capital Management, LLC and as the majority owner of the membership interests of VA Partners I, LLC and VA Partners III, LLC; and (vi) ValueAct Holdings GP, LLC as general partner of ValueAct Holdings, L.P. Also includes 1,851 shares issued to Jeffrey W. Ubben as director compensation. Mr. Ubben is a member of the management board of ValueAct Holdings GP, LLC and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Compensation Objectives

Sara Lee’s executive compensation program is based upon achieving the following objectives:

•	Providing a total compensation opportunity that allows the company to attract, retain and motivate talented employees to achieve exceptional business results

•

Ensuring that the total compensation package is competitive in comparison with our peers, that incentive programs are performance-based and that the programs are consistent with the highest standards of good corporate governance and best practices within the industry

•	Aligning the program with the long-term best interests of our stockholders

At Sara Lee, we believe in measuring not only “what” is achieved but also “how” it is achieved. To that end, our compensation objectives are seen as an integrated part of a pay-for-performance culture which includes our Performance Management Process and Global Business Standards. The Performance Management Process is a top-down process of cascading and aligning our business goals throughout the organization and measuring progress against the completion of those goals. In addition, our Global Business Standards set forth the fundamental ethical and legal responsibilities that all Sara Lee employees are expected to uphold. Sara Lee believes in the transparency of its compensation practices so that both its employees and stockholders understand these programs and how the programs can affect business results and vice versa.

Components of Total Compensation

The components of Sara Lee’s executive compensation program and the purpose of each component are shown in the table below along with Sara Lee’s target competitive position for each component. All target positions are expressed in relationship to the median value of those peer companies against which Sara Lee competes for executive talent. We measure our programs’ competitiveness both by individual benchmark positions as well as by salary grades, which are composed of many positions that we consider to have similar responsibilities.

Compensation Component	Target Competitive Position	Purpose
Salary	Equal to median of peer group	Fixed component of pay intended to compensate the individual fairly for the responsibility level of the position held.
Annual incentives	Target annual incentive opportunities are set in relationship to the peer group median, with actual payouts either exceeding or being less than market median based upon actual business unit and individual performance.	Variable component of pay intended to motivate and reward the individual’s contribution to achieving the company’s short-term/annual objectives.
Long-term incentives	Target opportunities are set in relationship to the peer group median and actual payouts will either exceed or be less than market median based upon Sara Lee’s stock price and financial performance.	Variable component of pay intended to motivate and reward the individual’s contribution to achieving the company’s long-term objectives.
Retirement and other benefits	Equal to median of peer group	Fixed component of pay intended to protect against catastrophic expenses (healthcare, disability and life insurance) and provide opportunity to save for retirement (pension and 401(k) plans).
Perquisites	Less than or equal to market median	Fixed component of pay intended to provide an economic benefit to the company in attracting and retaining executive talent.
Post-Termination Compensation (Severance and Change-In-Control)	Equal to median of peer group	Fixed component of pay intended to provide temporary income following an executive’s involuntary termination and in the case of a change-in-control to also provide continuity of management.

Sara Lee defines a “market competitive” position as being within plus or minus 15% of the market median value, which then becomes the market target opportunity range. We do not advocate a specific percentile relationship of actual pay to market pay, i.e., we do not strive to be in the 75th percentile on actual pay. Our goal is to provide a target level total compensation opportunity that falls within the target opportunity range. Based upon a competitive analysis completed in June 2008, our executive officers’ total compensation for fiscal 2007 was slightly above the target opportunity range. However, the actual value delivered to any executive may be above or below that range depending upon business unit financial results, Sara Lee’s stock price performance and the individual’s performance.

Benchmarking Executive Compensation Competitiveness

One of the key objectives of the executive compensation program is to ensure that the total compensation package is competitive in comparison to our peer companies. Sara Lee has identified the following companies as its peer group for this purpose:

Campbell Soup Company	Hormel Foods Corporation
The Clorox Company	Kellogg Company
The Coca-Cola Co.	Kimberly-Clark Corporation
Colgate-Palmolive Company	Kraft Foods, Inc.
ConAgra Foods Inc.	Nestlé S.A.
General Mills, Inc.	PepsiCo Inc.
Group Danone	The Procter & Gamble Co.
H. J. Heinz Company	Unilever N.V.
The Hershey Company	Wm. Wrigley Jr. Company

The peer group is regularly reviewed and changed, if necessary, with the approval of the Compensation and Employee Benefits Committee of the Board of Directors (the “Compensation Committee”). This peer group was approved by the Compensation Committee, is representative of the companies with which we compete for executive talent and is comprised of companies that share similar industry profiles. Also, many of these companies and Sara Lee participate in the same independent compensation surveys, which assists us in making accurate compensation comparisons. This peer group is used for comparisons of all components of the compensation and benefits package. There were no changes to the peer group companies from last year’s proxy statement.

Sara Lee relies on various sources of compensation and benefits survey data for named executive officers. We most often use survey data from consulting firms such as Hewitt Associates LLC, Mercer Human Resource Consulting, Towers Perrin HR Services and the HayGroup. We have a high confidence level in the accuracy and confidentiality standards applied to the data produced in these surveys by these organizations. When analyzing compensation data, statistical techniques such as regression analysis are typically used to adjust the data for differences in company size. During this benchmarking process we measure actual pay levels within each compensation component and in the aggregate. We also review the mix of our compensation components with respect to fixed versus variable, short versus long-term and cash versus equity-based pay. This information is presented periodically to the Compensation Committee for its review and approval.

Mix of Compensation Components

Each year, the Compensation Committee, as a part of its benchmarking process, conducts a review of the relative mix of our compensation components to those of our peer companies. Specifically, we review the total direct compensation opportunity (i.e., the sum of salary, target annual and target long-term incentives) in the following categories:

•	Fixed versus variable

•	Short-term versus long-term

•	Cash versus equity-based

The Compensation Committee’s goal, with respect to each of these categories, is to allocate total direct compensation in a manner that is market competitive with our peer group. The Compensation Committee believes that this is appropriate because the peer group is the group of companies with which we compete for executive talent. The Compensation Committee also believes that the allocations that result from this approach are effective in motivating management to maximize stockholder value. The allocations that applied with respect to fiscal year 2008 appear in the chart below.

Information Related to CEO’s Position Salary — $1,000,000 Target Annual Incentive Value — $2,000,000 Target Long-Term Incentive Value — $7,000,000 Total Direct Compensation Opportunity — $10,000,000
Fixed 10% (Salary)	Short-term 30% (Salary + Annual Incentive Value)	Cash 30% (Salary + Annual Incentive Value)
Variable 90% (Annual + Long-Term Incentive Value)	Long-term 70% (Long-Term Incentive Value)	Equity-Based 70% (Long-Term Incentive Value)

Information Related to Other Named Executive Officers (Since the compensation of the other named executive officers varies, we have summarized the ranges of each of the above categories)
Fixed 21% – 25% (Salary)	Short-term 51% – 60% (Salary + Annual Incentive Value)	Cash 51% – 60% (Salary + Annual Incentive Value)
Variable 75% – 79% (Annual + Long-Term Incentive Value)	Long-term 40% – 49% (Long-Term Incentive Value)	Equity-Based 40% – 49% (Long-Term Incentive Value)

The differences between the allocation for our Chief Executive Officer and the other executive officers of Sara Lee whose names appear in the Fiscal 2008 Summary Compensation Table on page 33 (the “named executive officers”) are primarily a result of the differences in allocation practices in our peer group, as determined from the benchmarking studies described earlier in this Compensation Discussion and Analysis.

The compensation paid to Adriaan Nühn in fiscal year 2008 was determined by the terms of his Termination Agreement with Sara Lee and, as a result, differs from the compensation paid to the other named executive officers as described in this Compensation Discussion and Analysis. Mr. Nühn served as Chief Executive Officer of Sara Lee International until July 2007 and the terms of his Termination Agreement are described on page 46 of this proxy statement.

Salary

Salary is the fixed component of compensation and we target a median overall relationship to market in this pay component. An executive’s salary is initially set based upon the position’s level of responsibility and the executive’s experience and is determined by reference to a specific salary grade that has both a salary range minimum and maximum. Based upon competitive analyses completed in June 2008, we determined the overall market position for Sara Lee executives in the United States to be approximately 100% of our peer group median, which is within our target competitive range of plus or minus 15% of the market median. Based upon the competitive benchmarking, Sara Lee set its merit increase budget for fiscal year 2008 at 3.5%. Ms. Barnes’s salary was set at $1,000,000 on February 1, 2005 when she was elected to President and Chief Executive Officer of Sara Lee. She declined any increase in her salary during fiscal years 2006 through 2008. Based upon her performance and benchmarking against her peers, the Compensation Committee approved a 15% increase in Ms. Barnes’s salary effective September 1, 2008, which raises her salary to $1,150,000. This increase brings her base salary to the median of the peer group.

Annual Incentives

Sara Lee’s annual incentive program is designed to motivate and reward executives in achieving our annual financial performance objectives. It is composed of two inter-related plans: the Performance-Based Annual Incentive Plan, which is a stockholder approved plan providing an overall limit on annual incentive payments for named executive officers, and the Annual Incentive Plan, which is a Board-approved and Compensation Committee-administered plan for determining actual incentive awards each year for hundreds of employees, including the named executive officers.

Sara Lee’s current Performance-Based Annual Incentive Plan was approved by stockholders in 2007 and was created to ensure that the company’s annual incentive awards would qualify as performance-based and therefore be tax-deductible without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. The Performance-Based Annual Incentive Plan establishes the maximum bonus amount payable to each participant for the performance period; however, the Compensation Committee may exercise its discretion to reduce or even eliminate the bonus amounts payable to the amounts determined by the Annual Incentive Plan. For the past thirteen years, the Compensation Committee has exercised its discretion and reduced the amount of the incentive pool fund earmarked for each participant. For fiscal year 2008, the maximum tax-deductible annual incentive payment was $10,762,450 for the Chief Executive Officer and $5,381,225 for each of the other named executive officers, except the Chief Financial Officer and Mr. Nühn. Under current guidance by the Internal Revenue Service, chief financial officers are not subject to the tax-deduction limits of Internal Revenue Code Section 162(m).

The Annual Incentive Plan is a sub-plan under the Performance-Based Annual Incentive Plan. It provides participants, including the named executive officers, with annual cash incentive opportunities for the achievement of goals that are set within the first 90 days of each fiscal year. The Annual Incentive Plan provides target payout opportunities that are expressed as a percentage of a participant’s fiscal year salary. Payout opportunities increase with the participants’ salary grade level, which is consistent with Sara Lee’s compensation philosophy of increasing the level of pay at risk for higher level positions.

Ms. Barnes’s target opportunity under the Annual Incentive Plan is 200% of her fiscal year salary, with payout multiples ranging from 0% to 150% of her 200% target opportunity. This target annual incentive opportunity was arrived at based upon the Compensation Committee’s review of peer group benchmark data and the advice of its consultant. The Annual Incentive Plan target opportunities for the other named executive officers are less than Ms. Barnes’s and also were based upon competitive benchmarking and then reviewed and approved by the Compensation Committee.

The Annual Incentive Plan performance measures, which apply to all of the named executive officers, and their approximate weighting within the Plan, are shown in the table below.

Performance Measures	Approximate Weighting of Performance Measures
Adjusted Operating Income	35%
Adjusted Net Sales	25%
Adjusted Cash Flow	20%
Individual Objectives

20%

Unlike the other named executive officers, Individual Objectives are not performance measures for Ms. Barnes’s Annual Incentive Plan award. Her award is based solely upon the company’s financial results, which are weighted 43%, 32% and 25%, respectively, against the other three performance measures.

The financial performance goals for those participants who are in corporate staff positions are based upon the composite goals of the company’s business segments. For the named executive officers, this applies to Ms. Barnes and Messrs. de Kool and Cerrone. The performance goals of the named executive officers who are directly responsible for a specific business segment are solely dependent upon that business segment’s financial results. For the named executive officers, this applies to Messrs. Janssen and van Oers. The Compensation Committee applies a significant amount of rigor in establishing the specific performance goals for each performance measure.

Typically, a performance measure’s target performance level is the same as the target performance level contained in Sara Lee’s annual operating plan. The annual operating plan is developed by management and presented by the Chief Executive Officer and Chief Financial Officer to the Board of Directors for its review and approval. The threshold performance level, at which no payout is warranted, is typically set at the prior year’s actual results, depending on the particular performance measure. The Compensation Committee expects the named executive officers to achieve, and hopefully exceed, the target level of performance. The maximum level of performance for each of the financial performance measures, however, is set to require an unusually high level of performance that will require significant extra effort to achieve. The Compensation Committee expects the named executive officers to achieve their individual performance goals, which are set to equal the target level of performance. For fiscal year 2008, the average percent earned under the Annual Incentive Plan was 83% of the target payout opportunity and, for fiscal years 2007, 2006 and 2005, the average payout levels were 95%, 95% and 81%, respectively, of the target payout opportunity.

The financial performance goals and results used in connection with the Annual Incentive Plan are subject to certain adjustments and exclusions. For fiscal year 2008, the following items were excluded from relevant financial data for purposes of measuring performance: extraordinary or unusual charges or income that are identified separately on the face of the income statement (excluding certain contingent sale proceeds); changes in foreign currency exchange rates; impairments, pension settlements or curtailments; and gains or losses related to businesses dispositions or businesses in the process of being disposed; and charges, cash disbursements or cash receipts related to exit and business transformation activities or business dispositions. Prior to approving award payments, the Compensation Committee reviews and approves a report from the Chief Financial Officer reconciling the corporate financial performance used to determine actual Annual Incentive Plan payments with Sara Lee’s financial results prepared in accordance with generally accepted accounting principles as reported on the face of the company’s audited annual income statement.

At the beginning of each fiscal year, Individual Objectives for the named executive officers are determined and consist of non-financial objectives such as succession planning, diversity-related initiatives and business-specific operational goals. Ms. Barnes approves the Individual Objectives of the other named executive officers at the beginning of the fiscal year and then reviews and scores them at the end of the fiscal year in order to determine the percentage of target earned for the Individual Objectives portion of the Annual Incentive Plan. Ms. Barnes also has Individual Objectives that she is expected to achieve each year; however, to more closely align her performance with Sara Lee’s financial goals, her Individual Objectives are not used in calculating her annual incentive award under the Annual Incentive Plan. Beginning in fiscal year 2009, management recommended and the Compensation Committee approved the elimination of Individual Objectives as a part of the Annual Incentive Plan. The percentage weighting previously allocated to Individual Objectives has been re-allocated to the Adjusted Operating Income measure. Sara Lee made this change to further motivate management to achieve the fiscal year 2009 financial goals of the company.

The table below shows the payout opportunities and fiscal year 2008 actual payouts for the named executive officers:

Named Executive Officer	Annual Incentive Plan Target As % of Salary	Annual Incentive Plan Target ($)	Annual Incentive Plan Maximum As % of Salary	Annual Incentive Plan Maximum ($)	FY08 Annual Incentive Award As a % of Target	FY08 Annual Incentive Award ($)
Brenda C. Barnes	200%	$2,000,000	300%	$3,000,000	99.68%	$1,993,597
L. M. (Theo) de Kool	150%	$1,204,125	225%	$1,806,188	100.06%	$1,204,832
Vincent Janssen	129%	$728,472	194%	$1,094,981	47.36%	$344,989
Frank van Oers	129%	$723,650	194%	$1,087,662	112.19%	$811,897
Stephen J. Cerrone	125%	$590,938	190%	$898,225	101.58%	$600,257

Long-Term Incentives

The company’s long-term incentive program is designed to motivate, retain and reward talented executives in achieving long-term financial results that are aligned with our stockholders’ best interests. All long-term incentives are equity-based and are provided under stockholder approved plans. These plans provide for a number of different types of equity-based awards: stock options, stock appreciation rights, restricted stock and performance shares or units. The award agreements associated with all long-term incentive awards contain provisions that could result in the cancellation of outstanding awards and the repayment of financial gains if an executive engages in activity that is contrary or harmful to the interests of the company.

As a part of its annual benchmarking process, the company determines a market competitive, long-term incentive value guideline for each executive’s salary grade or position based upon compensation data provided by external consulting firms. These grant value guidelines are developed by Sara Lee management and presented to the Compensation Committee for its review and approval. Specific awards are then made to executives based upon their individual performance, potential for advancement and criticality to the company’s long-term success. Our current and historical process is to grant long-term incentive awards only twice during each fiscal year. The annual grant date, which generally includes the annual grants to all of the named executive officers, occurs on the date of the regularly scheduled meeting of the Board of Directors at the end of each August. The August meeting usually occurs two to three weeks after we announce earnings for the fourth fiscal quarter and full fiscal year. We also generally make an interim fiscal year grant on the date of the regularly scheduled meeting of the Board of Directors at the end of January, which covers grants made to executives hired or promoted since the August grant date. The specific dates of the August and January Board meetings are set well in advance of the meetings, and we do not have any process or practice to time the grant of equity awards in advance of our release of earnings or other material non-public information.

The following discussion of the named executive officers’ long-term incentives is presented in two groupings: fiscal year 2008 grants and fiscal year 2009 grants made after the end of fiscal year 2008 but before the publication of this proxy statement.

Fiscal Years 2008 – 2010 Program

As previously mentioned, it is the company’s practice to grant its long-term incentive awards on the date of the regularly scheduled Board of Directors meeting each August. Consistent with that practice, the Compensation Committee granted awards on August 30, 2007 under Sara Lee’s fiscal years 2008 – 2010 long-term incentive program.

In fiscal year 2008, the 11 elected corporate officers at or above the Senior Vice President level, including all of the named executive officers except Mr. Nühn, received awards in the form of stock options and performance stock units (“PSUs”). Mr. Nühn did not receive any awards since he had already entered into a Termination Agreement, which is described on page 46 of this proxy statement. Twenty-five percent of the target long-term incentive value was granted in the form of stock options and the other 75% in the form of PSUs.

The exercise price of the stock options was $16.49, the closing price of Sara Lee common stock on the grant date. The number of stock options and PSUs granted was based on the average closing price of Sara Lee common stock for the last 20 trading days ending June 30, 2007 of $17.645 per share. The stock options that were granted on August 30, 2007 are non-qualified stock options with a ten-year term and will vest 100% on August 31, 2010.

The PSUs will be earned only if the company achieves certain levels of total stockholder return, i.e., stock price appreciation plus reinvested dividends, relative to a group of peer companies, over fiscal years 2008 through 2010. Depending upon Sara Lee’s relative total stockholder return, payouts will range from 0% to 200% of the PSUs granted on August 30, 2007. The tables below show the peer companies used for computing results under this program (which are the same companies used in Sara Lee’s total stockholder return performance graph appearing in Sara Lee’s annual report and identified as the S&P Peer Composite line) and the payout grid based upon the possible range of results. This peer group is used because it is representative of companies that investors would consider as alternative investments within the packaged food industry.

Peer Companies – Fiscal Years 2008-2010 Long-Term Incentive Program
Campbell Soup Company	Kellogg Company
The Clorox Company	Kimberly–Clark Corp.
Colgate-Palmolive Company	Kraft Foods, Inc.
ConAgra Foods Inc.	McCormick & Company
Dean Foods Company	The Procter & Gamble Co.
General Mills, Inc.	Tyson Foods Inc.
H. J. Heinz Company	Wm. Wrigley Jr. Company
The Hershey Company

For each year of the performance period, the companies actually used for total stockholder return comparison purposes may differ from those shown above based on which companies Standard & Poor’s includes in the standardized industry indices used by Sara Lee for its performance graph in the annual report.

Payout Grid – Fiscal Years 2008-2010 Long-Term Incentive Program
Sara Lee’s Percentile Rank Among the Peer Companies*	% of PSUs Paid*
100th percentile	200%
91st percentile	180%
81st percentile	160%
71st percentile	140%
61st percentile	120%
51st percentile	100%
44.5th percentile	80%
38th percentile	60%
31.5th percentile	40%
25th percentile	20%
<25th percentile	0%
* With results pro rated between percentiles

This program provides the opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period, based upon the company’s total stockholder return at those annual, interim measurement dates. Any PSUs that are earned on an interim basis, based upon total stockholder return results for fiscal year 2008, or for fiscal year 2008 plus fiscal year 2009, will not be distributed until the end of the three-year performance period in fiscal year 2010. PSUs earned will then be converted to shares of Sara Lee common stock and distributed to executives net of taxes. At the end of fiscal year 2008, no PSUs were earned under this program.

Sara Lee adopted this program design for its fiscal years 2008-2010 long-term incentive program to further increase the program’s performance-based nature and align the program with stockholders’ interests in increased total stockholder returns.

Fiscal Years 2009 – 2011 Program

To provide continuity and continued focus on alignment with stockholders’ interests in increased total stockholder returns, the program design remained the same as the fiscal years 2008 — 2010 program. See preceding section of this proxy statement for details on peer group and payout grid.

In fiscal year 2009, nine elected corporate officers at or above the Senior Vice President level and two business segment leaders received awards in the form of stock options and PSUs. As in the prior year, 25% of the target long-term incentive value was granted in the form of stock options and the other 75% in the form of PSUs. Our intention is that these awards will all be considered performance-based and therefore fully tax-deductible by the company without regard to the limitation on deductibility imposed by Section 162(m) of the Internal Revenue Code. In order for this to occur, however, stockholders will have to approve Proposal 3, reapproving the performance measures under the Executive Long-Term Incentive Stock Plan.

The exercise price of the stock options equals $13.83, the closing price of Sara Lee common stock on August 28, 2008. The number of stock options and PSUs granted was based on the $13.83 closing price of Sara

Lee common stock on the grant date. The stock options that were granted on August 28, 2008 are non-qualified stock options with a ten-year term and will vest 100% on August 31, 2011. The PSUs will be earned only if the company achieves certain levels of total stockholder return, i.e., stock price appreciation plus reinvested dividends, relative to a group of peer companies, over fiscal years 2009 through 2011. Depending upon Sara Lee’s relative total stockholder return, payouts will range from 0% to 200% of the performance share units granted on August 28, 2008. The previous section of this proxy statement contains the list of peer companies and payout grid.

This program provides the opportunity to earn up to one-third of the target number of PSUs at the end of each of the first two fiscal years within the three-year performance period, based upon the company’s total stockholder return at those annual, interim measurement dates. Any PSUs earned on an interim basis, based upon total stockholder return results for fiscal year 2009, or for fiscal year 2009 plus 2010, will not be distributed until the end of the three-year performance period in fiscal year 2011. PSUs earned will then be converted to shares of Sara Lee common stock and distributed to executives net of taxes.

Executive Stock Ownership Requirements

One of the key objectives of our executive compensation program is alignment with the long-term interests of our stockholders. There is no better way to accomplish this alignment than to ensure that executives are stockholders and have a significant financial interest in the company. Sara Lee has had some form of executive stock ownership program since 1991. The program currently applies to over 70 Sara Lee executives. The ownership requirements vary by the executive’s level and range from a minimum of 10,000 shares to a maximum of 400,000 shares for Ms. Barnes and 100,000 shares for the other named executive officers. When expressed as a function of salary, the requirements range from a low of approximately 65% to a high of approximately 550% of the executive’s salary, which is the case for Ms. Barnes. Executives have five years from the time they move into a given position to attain the required ownership level. Stock options and PSUs do not count towards meeting the program requirements. The Compensation Committee reviews program compliance annually, and all covered executives were in compliance as of the last review in January 2008.

Retirement and Other Benefit Programs

Sara Lee offers its executives and other salaried employees a comprehensive benefit package that is competitive in comparison to our peer companies, provides protection against catastrophic expenses and provides the opportunity to accumulate adequate retirement income. Our benefits package includes both company-sponsored programs as well as voluntary programs in which employees may choose to participate. We periodically benchmark the competitiveness of our benefits program against peer companies. It is Sara Lee’s objective to provide its executives with a benefits program that, in its aggregate value, approximates the median value of the benefit programs of our peer group.

The benefit programs discussed in this section are only those provided to our named executive officers. Sara Lee, being a global organization, has employees in over thirty countries and their benefit programs vary considerably based upon local law, competitive practice and social schemes. Messrs. Nühn, Janssen and van Oers, three of the named executive officers, are residents of The Netherlands and participate in the programs we sponsor in that country.

Retirement Programs

The retirement program in the United States for the named executive officers, excluding Messrs. Nühn, Janssen and van Oers, consists of a defined benefit pension plan and a defined contribution 401(k) plan. The pension plan benefit is determined by a formula based upon employees’ compensation and years of credited service. The formula is 1.75% times final average compensation times credited service, minus a social security offset. A maximum of 35 years of credited service is recognized under the plan and employees are fully vested in the pension plan after five years of service or at age 65, regardless of service. Under the 401(k) plan, Sara Lee currently provides matching contributions of 2.73% of eligible compensation (100% match up to 2%, plus discretionary match of 0.73%) provided that the participant is contributing at least 2% of eligible pay. Additionally, all participants receive a company annual contribution of 2% regardless of their contribution level. Employees are always fully vested in their contributions to the 401(k) plan and fully vest in the company’s matching contributions after five years of service. Since Mr. Cerrone was hired after July 1, 2005, when Sara Lee changed the retirement program for employees hired after this date to solely a defined contribution 401(k) plan, he participates under the new plan design. The new plan provides 100% matching contributions of up to 4% of eligible pay plus annual company contributions of 5.5% of eligible pay. Employees are always fully vested in their contributions to the 401(k) plan and fully vest in the company’s contributions after five years of service. Messrs. Nühn, Janssen and van Oers participate in the Sara Lee International B.V. Pension Plan, which is a combination defined benefit/defined contribution plan. The defined benefit plan covers earnings up to Euro 84,264 (approximately $133,053). Sara Lee makes defined contributions to the plan based on the participant’s age and the participant’s qualified earnings in excess of Euro 84,264. In fiscal year 2008, Sara Lee’s contribution rate was 27.5% of qualified earnings in excess of Euro 84,264 for Messrs. Nühn and Janssen and 19% of qualified earnings in excess of Euro 84,264 for Mr. van Oers.

Sara Lee maintains supplemental retirement plans which allow those employees whose compensation exceeds limits established by the Internal Revenue Code for covered compensation and benefit levels to receive the same benefits they would have earned but for these limitations. These supplemental plans, in effect, enable participants to receive the same benefits enjoyed by those employees not impacted by these Internal Revenue Code limits. On rare occasions, additional benefits are provided under these plans, as in the case of Ms. Barnes. As part of the terms of her employment with the company, Ms. Barnes receives two years credit for each one year of actual credited service for purposes of eligibility, vesting and benefit accrual under the retirement programs.

Mr. de Kool has been an expatriate from The Netherlands on assignment in the United States since 2002. While on assignment, he participates in the company’s retirement programs in the United States and is legally precluded from continued participation in the company’s Dutch retirement program while in the United States. In order to eliminate any lost benefits that might otherwise result from this assignment, the company has agreed that upon Mr. de Kool’s retirement, it will compare the benefits to be paid from both the U. S. and Dutch plans with those that he would have received under the Dutch program had he remained in that program for his entire period of employment with Sara Lee, recognizing his U.S.-based service and compensation, and pay from the supplemental retirement program any benefits that would have otherwise been lost.

More details on Ms. Barnes’s and Mr. de Kool’s retirement program participation are on page 41 of this proxy statement.

Healthcare Plan

The named executive officers participate in the same healthcare plans as other Sara Lee salaried executives.

Income Protection Plans

The named executive officers participate in a long-term disability program that can replace up to 75% of monthly base salary plus 50% of the prior 3-years’ average bonus up to a maximum monthly benefit of $41,667. The named executive officers also participate in a universal life insurance program that provides coverage, during active service, equal to three times the executive’s salary and then drops to one times salary upon retirement.

Perquisites

Sara Lee provides perquisites to its executives that are typical of those provided senior executives at peer companies and includes company-provided cars, financial counseling, club memberships and the use of the company’s aircraft for business and personal travel. Sara Lee requires its executives to reimburse it for the incremental cost of any personal use of the company’s aircraft, up to certain Federal Aviation Administration limits. This policy results in very limited personal use of the aircraft.

Deferred Compensation Plan

Sara Lee offers a deferred compensation plan that provides the U.S. named executive officers the ability to defer the taxation of salary, annual incentives and certain long-term incentives, not including stock option gains. The plan is non-qualified, not funded and provides two investment alternatives for compensation credited to the plan. Those alternatives are an interest credit account, with a crediting rate for fiscal year 2008 of 5.037% (which is set at the cost to Sara Lee of its issuing debt with a five-year maturity), and a Sara Lee common stock equivalent account. Sara Lee offers this plan to its executives as a competitive practice.

Severance and Change In Control Plans

Sara Lee’s Severance Plans for Corporate Officers provides benefits in the event an officer of the corporation is involuntarily separated from the company. Benefits under the Severance Plan are a function of the person’s level and service with a maximum severance period of 24 months. These programs are provided as a temporary source of income following an executive’s involuntary termination of employment and, in the case of a change in control, to also provide continuity of management. Sara Lee periodically benchmarks the program provisions in order to review its competitiveness in the market place. Based on the most recent benchmarking analysis, Sara Lee believes the severance provisions contained in Sara Lee’s Severance Plans for Corporate Officers are comparable to the severance provisions of other companies.

The Change in Control Plan contained in the Severance Plans for Corporate Officers provides that the maximum severance payment to the top tier of executives covered by the plan is two and one-half times the executive’s salary plus target annual incentive opportunity. The Plan has a “double trigger” requirement for the accelerated vesting of equity awards, meaning that both a change in control must occur and the executive’s employment must also be terminated before accelerated vesting occurs. The company does not pay excise tax reimbursements or gross-ups on any change in control benefits.

Sara Lee’s Board of Directors has adopted a policy requiring stockholder approval prior to entering into any severance arrangement with an executive officer that would provide benefits in an amount exceeding 2.99 times the executive’s salary and target bonus.

Both of these plans are described beginning on page 43 of this proxy statement.

Termination Agreement with Adriaan Nühn

In connection with the restructuring of Sara Lee International, in June 2007 Sara Lee and Sara Lee International entered into a Termination Agreement with Mr. Nühn. In July 2007, in accordance with the Termination Agreement, Mr. Nühn stepped down from his position as Chief Executive Officer of Sara Lee International and on December 31, 2007, he terminated his employment with of Sara Lee/DE N.V.

Pursuant to the Termination Agreement Mr. Nühn received certain payments, including a redundancy payment of EUR 3,201,665 (approximately $4.3 million). The amount of this redundancy payment was determined by reference to customary Dutch practice regarding severance payments for senior executives. Additional detail regarding the Termination Agreement is found on page 46 of this proxy statement under the caption “Termination Agreement with Adriaan Nühn.”

Program Administration

Role of the Compensation and Employee Benefits Committee

The Compensation Committee is responsible for the review and approval of all aspects of the company’s executive compensation program and makes all decisions regarding the compensation of Sara Lee’s executive officers. The Compensation Committee, in consultation with the other independent directors, is responsible for, among its other duties, the following actions related to the Chief Executive Officer:

•	Review and approval of corporate incentive goals and objectives relevant to compensation

•	Evaluation of individual performance results in light of these goals and objectives

•	Evaluation of the competitiveness of the total compensation package

•	Approval of any changes to the total compensation package, including but not limited to salary, annual and long-term incentive award opportunities and payouts and retention programs

The Compensation Committee’s charter is posted on Sara Lee’s Web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors–Committee Charters.”

The Compensation Committee carefully considers feedback from Sara Lee stockholders regarding Sara Lee’s executive compensation program. Stockholders are invited to express their views to the Compensation Committee as described under the heading “Communications with the Board of Directors” on page 5 of this proxy statement.

Role of Chief Executive Officer in Compensation Decisions

Ms. Barnes, as the Chief Executive Officer, recommends to the Compensation Committee any compensation changes affecting the other named executive officers. Within the framework of the compensation programs approved by the Compensation Committee and based on management’s review of market competitive positions, each year Ms. Barnes recommends the level of base salary increase, reviews and approves the specific Individual Objectives in the Annual Incentive Plan and recommends the long-term incentive grant value for the other named executive officers. Her recommendations are based upon her assessment of the individual officer’s performance, performance of the officer’s respective business or function, and employee retention considerations. The Compensation Committee reviews Ms. Barnes’s recommendations and must approve any compensation changes affecting officers of the corporation or executives who are in salary grade 38 and above. Ms. Barnes does not play any role with respect to any matter impacting her own compensation.

Role of the Compensation Consultant

The Compensation Committee has retained Frederic W. Cook & Co. as its independent executive compensation consultant. The relationship between the Compensation Committee and Mr. Cook’s firm is described on page 6 of this proxy statement under “Relationship with Executive Compensation Consultant.”

Compensation Committee Report

The Compensation and Employee Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based on its review, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation and Employee Benefits Committee

Jonathan P. Ward, Chairperson, Virgis W. Colbert, James S. Crown,

Cornelis J.A. van Lede, Norman R. Sorensen

Summary Compensation Table and Narrative Disclosure

The narrative, table and footnotes below describe the total compensation paid for fiscal year 2008 to the “named executive officers,” who are Brenda C. Barnes (Sara Lee’s principal executive officer), Theo de Kool (Sara Lee’s principal financial officer), and the next three most highly compensated individuals who were serving as executive officers of Sara Lee on June 28, 2008, the last day of the fiscal year. The “named executive officers” also includes one former executive officer who would have been among Sara Lee’s next three most highly compensated individuals if he had continued to serve as an executive officer on the last day of the fiscal year. The components of the total compensation reported in the Fiscal 2008 Summary Compensation Table are described below. For information on the role of each component within the total compensation package, see the description under the heading “Compensation Discussion and Analysis” beginning on page 19.

Salary — This column represents the base salary earned during the fiscal year, including any amounts invested by the named executive officers in Sara Lee’s 401(k) Plan.

Stock Awards — This column represents compensation expense recognized by Sara Lee for financial statement reporting purposes in fiscal 2008, computed in accordance with Financial Accounting Standard (FAS) 123R, with respect to the performance stock units (“PSUs”) granted in fiscal 2008, as well as compensation expense recognized for restricted stock units (“RSUs”) and PSUs granted in prior years that continue to be expensed under FAS 123R; however, the amounts exclude any forfeiture assumptions related to service-based vesting conditions, as prescribed by SEC rules. Under FAS 123R, compensation expense is calculated using the closing price of Sara Lee common stock on the date of grant and spread over the vesting period of the RSU or PSU. However, Sara Lee has accelerated recognition of compensation expense for RSUs held by Ms. Barnes and Messrs. de Kool, Nühn, and Janssen because they are or shortly will be retirement eligible. PSUs represent the right to receive shares of Sara Lee common stock if and to the extent performance targets set by the Compensation Committee are achieved. RSUs represent the right to receive shares of Sara Lee common stock if the holder remains employed by Sara Lee through a specified vesting date. The amounts in the table reflect Sara Lee’s accounting expense for the RSUs and PSUs for fiscal 2008 and do not reflect the value that may be ultimately realized by the named executive officers.

Option Awards — This column represents compensation expense recognized by Sara Lee in fiscal 2008, in accordance with FAS 123R, with respect to the fair value of options granted in fiscal 2008 and options granted in prior years that continue to be expensed under FAS 123R. Pursuant to SEC rules, these amounts exclude any forfeiture assumptions related to service-based vesting conditions. Options are the right to purchase shares of Sara Lee common stock at a specified price, over a specified term (usually ten years) following the grant date. The amounts in the table reflect Sara Lee’s accounting expense in fiscal 2008 for the options and do not reflect the value, if any, that ultimately may be realized by the named executive officers. For additional information on the valuation assumptions relating to the options, see the note on “Stock-Based Compensation” to Sara Lee’s consolidated financial statements contained in its annual reports on Form 10-K for the fiscal years 2005 – 2008, which are the years in which the options were granted.

Non-Equity Incentive Plan Compensation — This column represents cash bonuses earned by the named executive officers for fiscal 2008 under Sara Lee’s Annual Incentive Plan.

Change In Pension Value and Nonqualified Deferred Compensation Earnings — This column represents the actuarial increase during fiscal year 2008 in the pension value for the plans in which each named executive officer participates. Sara Lee does not pay above market rates or preferential rates under its non-qualified deferred compensation plans. A description of Sara Lee’s pension benefits is contained under the heading “Pension Benefits” on page 41.

All Other Compensation — This column represents all other compensation for fiscal 2008 not reported in the previous columns, such as Sara Lee’s contributions to 401(k) plans, payment of insurance premiums, reimbursement of certain tax expenses, severance payments (in the case of Mr. Nühn) and the costs to Sara Lee of providing certain perquisites and benefits.

Fiscal 2008 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Brenda C. Barnes	2008	1,000,000	3,361,039	2,107,670	1,993,597	647,025	231,082	9,340,413
Chairman and Chief Executive Officer	2007	1,000,000	1,721,364	3,391,789	1,761,610	578,102	239,529	8,692,394
L.M. (Theo) de Kool	2008	802,750	1,350,160	333,240	1,204,832	480,913	758,159	4,930,054
Executive Vice President, Chief Financial and Administrative Officer	2007	780,000	1,343,109	438,016	1,086,629	255,421	739,064	4,642,239
Vincent Janssen	2008	563,877	754,387	208,932	344,989	89,787	319,907	2,281,879
Executive Vice President; Chief Executive Officer, Household & Body Care
Frank van Oers	2008	560,013	356,621	177,956	811,897	69,673	293,040	2,269,200
Executive Vice President; Chief Executive Officer, International Beverage and Bakery
Stephen J. Cerrone	2008	472,750	685,670	139,396	600,257	0	79,470	1,977,543
Executive Vice President, Human Resources
Adriaan Nühn (2)	2008	386,378	338,995	191,128	473,700	160,974	5,928,514	7,479,689
Former Executive Vice President; Chief Executive Officer, Sara Lee International	2007	658,713	761,742	434,956	873,852	100,901	209,100	3,039,264

(1)	All of the 2008 amounts in the table above for Messrs. Janssen, van Oers and Nühn, except for Stock Awards and Option Awards, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.5790 U.S. dollars, the currency exchange rate as of June 27, 2008. All of the 2007 amounts in the table above for Mr. Nühn, except for Stock Awards and Option Awards, were denominated in Euros and converted to U.S. dollars at the rate of 1 Euro = 1.34596 U.S. dollars, the currency exchange rate as of June 29, 2007.
(2)	Mr. Nühn’s employment with Sara Lee terminated on December 31, 2007.
(3)	Includes payments under Sara Lee’s Annual Incentive Plan for all of the named executives, except Mr. Nühn’s payment was based on the successful completion of fiscal 2008 objectives related to the Sara Lee International reorganization.
(4)	Amounts shown in the “All Other Compensation” column for fiscal 2008 include the following:

Name	Expatriate Payments (a)	Company Contributions to Defined Contribution Plans (b)	Company Paid Life Insurance Premiums	Personal Use of Corporate Automobile (c)	Financial Counseling	Other (d)	Total (e)(f)
Brenda C. Barnes	0	130,761	45,539	38,582	15,000	1,200	231,082
L.M. (Theo) de Kool	606,360	88,858	30,770	27,010	0	5,161	758,159
Vincent Janssen	0	217,684	0	72,642	17,044	12,537	319,907
Frank van Oers	0	182,930	0	96,364	1,184	12,562	293,040
Stephen J. Cerrone	0	23,349	19,415	18,924	17,603	179	79,470
Adriaan Nühn	0	314,388	0	22,669	5,953	5,585,504	5,928,514

(a)	Mr. de Kool relocated to the U.S. from the Netherlands in 2002 to begin his expatriate assignment. Represents expatriate-related expenses paid for Mr. de Kool, consisting of (i) $240,400 for payment of his housing allowance in the United States and cost-of-living differential and (ii) $365,960 of tax payments paid by Sara Lee for Mr. de Kool to reduce double taxation relating to his expatriate assignment.
(b)

Represents Sara Lee’s matching and company contributions to the 401(k) Plan and 401(k) SERP in which all of the named executive officers, except Messrs. Janssen, van Oers and Nühn, participate. The named executive officers may contribute a portion of their compensation to the 401(k) Plan on a pre-tax basis and receive a matching employer contribution of up to a maximum of 2.73% of their eligible compensation. In addition, the named executive officers are eligible to receive an employer contribution of up to an additional 2% of their eligible compensation. To the extent the named executive officer’s compensation exceeds certain thresholds established by the Internal Revenue Code, Sara Lee’s contributions are made into the 401(k) SERP. Also represents Sara Lee’s contributions to the Sara Lee International B.V. Pension Plan on behalf of Messrs. Janssen, van Oers and Nühn. The Sara Lee International B.V. Pension Plan is a combination defined benefit/defined contribution plan in which defined contributions are made based on the participant’s age and apply to qualified earnings in excess of Euro 84,264 (approximately $133,053). In fiscal year 2008, Sara Lee’s contribution rate was 27.5% of qualified earnings in excess of Euro 84,264 for Messrs. Janssen and Nühn and 19% of qualified earnings in excess of Euro 84,264 for Mr. van Oers.

(c)	Represents the costs of providing an automobile for the named executive officer’s personal use, plus related maintenance and use costs paid by Sara Lee. Generally, Sara Lee leases an automobile for use by the executive, and the cost reported in the table includes Sara Lee’s annual lease expense; however, if Sara Lee purchases an automobile for use by an executive, the cost reported in the table includes Sara Lee’s annual expense for depreciating the purchase price of that automobile. Sara Lee depreciates owned automobiles over 50 months. Also includes the costs of providing a car and driver for commuting and personal use to Ms. Barnes and Messrs. Janssen, van Oers and Nühn.
(d)	Includes a “representation allowance” (a customary practice in The Netherlands) for personal expenses incurred by Messrs. Janssen, van Oers and Nühn in their respective positions outside of the United States, and the cost of travel and entertainment expenses for Mr. de Kool’s spouse when spouses are invited to attend a business function. Also includes payments made to Mr. Nühn pursuant to his Termination Agreement dated June 15, 2007 with Sara Lee Corporation and Sara Lee International B.V. As described on page 46 and in last year’s proxy statement, in fiscal 2008 Mr. Nühn received a (i) redundancy payment equal to EUR 3,201,665 (approximately $5.1 million) and (ii) bonus of EUR 330,345 (approximately $521,600) for active service through December 31, 2007 in connection with his termination.
(e)	The table does not include any amounts for the following perquisites because no incremental costs were incurred in fiscal 2008: Sara Lee purchases season tickets to sporting and entertainment events for business outings with customers and vendors. If the tickets are not used for business purposes, the named executive officers and other employees may have opportunities to use these tickets. In addition, each of the named executive officers, except Messrs. Janssen, van Oers and Nühn, automatically participates in Sara Lee’s Key Executive Long-Term Disability Plan. This Plan is self-insured by Sara Lee, so Sara Lee will not incur any incremental costs for this benefit unless a disability payment is made.
(f)	None of the named executive officers used Sara Lee’s corporate aircraft for personal flights in fiscal 2008. Executive officers may use Sara Lee’s corporate aircraft, if available, for personal flights or to attend external board of directors meetings so long as they reimburse Sara Lee for the incremental costs of such use. If an executive officer uses the corporate aircraft to attend another company’s board of directors meeting, the executive officer has fulfilled his or her reimbursement obligation if the other company reimburses Sara Lee in an amount equal to the cost of a first class ticket for an equivalent commercial flight. In fiscal 2008, Ms. Barnes and Mr. de Kool used Sara Lee’s corporate aircraft to attend external board of directors meetings. Sara Lee’s Compensation and Employee Benefits Committee determined that Ms. Barnes’ and Mr. de Kool’s participation on these external boards is directly and integrally related to their responsibilities for Sara Lee, so no amount is included in “All Other Compensation” for such flights.

Employment and Retirement Agreements

Generally, Sara Lee does not enter into employment agreements with its executive officers, except with respect to expatriate assignments or if advisable under local law or custom, such as in the Netherlands. For that reason, Vincent Janssen and Frank van Oers have signed substantially similar employment agreements with Sara Lee and Sara Lee/DE N.V., predecessor to Sara Lee International B.V., a Dutch subsidiary of Sara Lee. Under the agreements, both participate in Sara Lee’s annual incentive plans, long-term incentive plans and other employee benefit plans on a basis commensurate with other officers of Sara Lee located in the Netherlands, and each receives an annual representation allowance of Euro 6,126 (approximately $9,700). Each agreement provides that it can be terminated by Sara Lee/DE upon six months’ prior notice and can be terminated by the executive officer upon three months’ prior notice. Generally, if Mr. Janssen’s or Mr. van Oers’s employment is terminated without cause, he is entitled to the severance benefits described below in the description of Sara Lee’s severance plans, together with any severance benefits to which he may be entitled under Dutch law. If either Mr. Janssen’s or Mr. van Oers’s employment is terminated at the option of Sara Lee/DE before age 57 1/2, he will be entitled to 1.5 times his most recent annual gross salary, if Sara Lee/DE fails to give six months prior notice, or 1.0 times his most recent annual gross salary, if six months prior notice was given. These severance payments are in addition to any other reasonable amount that may be awarded by the Netherlands Arbitration Institute. If either Mr. Janssen’s or Mr. van Oers’s employment is terminated at the option of Sara Lee/DE after age 57 1/2, or at the executive officer’s option after age 60, he will be entitled to 90% of his most recent base salary for the first year following such termination of employment and 80% of his base salary for each year thereafter until he reaches age 62, subject to reduction under certain circumstances. The agreements also contain customary confidentiality provisions and prohibit the executive officer from competing with Sara Lee for 24 months after termination of employment.

Prior to his termination of employment, Mr. Nühn also had employment agreements with Sara Lee and Sara Lee International B.V. Under the agreements, at the time of his termination Mr. Nühn received an annual base salary of Euro 489,400 (approximately $772,763). Mr. Nühn also participated in Sara Lee’s annual short-term incentive plans, long-term incentive plans and other employee benefit plans on a basis commensurate with other officers of Sara Lee. Mr. Nühn signed a termination agreement pursuant to which his employment agreements ended on January 1, 2008. See “Termination Agreement With Adriaan Nühn” on page 46 for a description of his Termination Agreement.

Grants of Plan-Based Awards In Fiscal Year 2008 Table and Narrative Disclosure

During fiscal year 2008, the named executive officers received three types of plan-based awards:

Annual Incentive Plan — Sara Lee’s Annual Incentive Plan (“AIP”) is an incentive plan based on achieving pre-established annual operating income, sales, cash flow, and individual objectives performance targets. Awards under the AIP are paid in cash. For details of this plan, see description beginning on page 23 of the “Compensation Discussion and Analysis.”

Options — These non-qualified options were granted on August 30, 2007 under Sara Lee’s 1998 Long-Term Incentive Plan. Each option vests in full on the third anniversary of the grant date, remains exercisable for 10 years, and has an exercise price equal to the closing stock price on the grant date.

Performance Stock Units — These awards were granted on August 30, 2007 under the FY08-10 Executive Management Long-Term Incentive Program of Sara Lee’s 1998 Long-Term Incentive Plan. Performance stock units (“PSUs”) represent the right to receive a specified number of shares of Sara Lee common stock if and to the extent the PSUs vest. The PSUs will vest on August 31, 2010 if and to the extent the predetermined performance target has been achieved. The performance target is Sara Lee’s total stockholder return relative to the total stockholder return of companies in a specified peer group over the three-year performance cycle. Based upon Sara Lee’s performance relative to the specified peers, participants may earn 0% to 200% of the PSUs originally granted. Upon vesting, the PSUs are converted into shares of Sara Lee common stock. The PSU may vest up to one-third of the original grant amount at the end of fiscal 2008 based on Sara Lee’s total stockholder return during fiscal 2008, and up to one-third of the original grant amount at the end of fiscal 2009 based on Sara Lee’s cumulative total stockholder return over fiscal 2008 and fiscal 2009; however, any interim vested PSU would remain subject to service-based restrictions until the end of fiscal 2010.

Grants of Plan-Based Awards In Fiscal Year 2008 Table

Name	Grant Type	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Brenda C. Barnes	AIP	—	0	2,000,000	3,000,000
	Options	8/30/2007							550,000	16.49	2,398,668
	PSUs	8/30/2007				0	300,000	600,000			4,866,000
L.M. (Theo) de Kool	AIP	—	0	1,204,125	1,806,188
	Options	8/30/2007							108,930	16.49	475,068
	PSUs	8/30/2007				0	59,510	119,020			965,252
Vincent Janssen	AIP	—	0	728,472	1,094,981
	Options	8/30/2007							70,030	16.49	305,412
	PSUs	8/30/2007				0	38,260	76,520			620,577
Frank van Oers	AIP	—	0	723,650	1,087,662
	Options	8/30/2007							70,030	16.49	305,412
	PSUs	8/30/2007				0	38,260	76,520			620,577
Stephen J. Cerrone	AIP	—	0	590,938	898,225
	Options	8/30/2007							70,030	16.49	305,412
	PSUs	8/30/2007				0	38,260	76,520			620,577
Adriaan Nühn	AIP	N/A
	Options	N/A									0
	PSUs	N/A									0

(1)	These columns consist of awards under the AIP for fiscal 2008, only. The “Threshold” column represents the minimum amount payable when threshold performance is met. The “Target” column represents the amount payout if the specified performance targets are reached. The “Maximum” column represents the maximum payable possible under the plan. See the “Fiscal 2008 Summary Compensation Table” for actual amounts paid under the fiscal 2008 AIP.
(2)	These columns contain the performance-based PSU grants, only. The “Threshold” column represents the minimum amount payable when threshold performance is met. If performance is at or below the threshold performance, no amount is paid. The “Target” column represents the amount payable if the specified total stockholder return performance target relative to peers is reached. The “Maximum” column represents the maximum payout possible under the plan, which is achieved if Sara Lee’s three-year relative total stockholder return is highest among all of the companies in the peer group.
(3)	The exercise price of each option is equal to the closing market price of Sara Lee common stock on the grant date, August 30, 2007.
(4)	Represents the grant date fair value in accordance with FAS 123R, excluding any forfeiture assumptions related to service-based vesting conditions as prescribed by SEC rules.

Outstanding Equity Awards at 2008 Fiscal Year-End

The table below provides information on the named executive officer’s outstanding equity awards as of June 28, 2008. The equity awards in the table consist of options, and also restricted stock units (“RSUs”) and performance stock units (“PSUs”), which are reported in the “Stock Award” columns. In connection with the Hanesbrands Inc. spin-off on September 5, 2006, the number of shares and the exercise price, if applicable, of all outstanding options, PSUs and RSUs were adjusted so that the economic value of each outstanding award after the spin-off was equivalent to the economic value of that award before the spin-off. Following are descriptions of several columns in the table below:

Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#) — Represents performance-based options that will vest if and to the extent predetermined performance targets are achieved. Amount represents the value that would be earned if “threshold” performance targets were achieved.

Value of Underlying Unexercised In-The-Money Options at Fiscal Year End ($) — This column represents the in-the-money value of all unexercised options based on the price per share of Sara Lee’s common stock of $12.18, the closing market price on June 27, 2008. An option is in-the-money if the market price of Sara Lee common stock is greater than the exercise price. The actual value of the award realized by the named executive officer, if any, will depend on the price of Sara Lee common stock at the time of exercise.

Market Value of Shares or Units of Stock That Have Not Vested ($) — This column represents the market value of the unvested RSUs or PSUs based on the price per share of Sara Lee’s common stock of $12.18, the closing market price on June 27, 2008. This column contains the service-based portion of the RSUs and PSUs, only.

Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) — Represents PSUs that will vest if and to the extent predetermined performance targets are achieved. Amount represents the value that would be earned if threshold performance goals were achieved, based on actual performance at the end of fiscal 2008.

Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) — This column represents the market value of the unvested and unearned PSUs based on the price per share of Sara Lee’s common stock of $12.18, the closing market price on June 27, 2008. These columns contain only the performance-based portion of the PSUs.

Outstanding Equity Awards at 2008 Fiscal Year-End Table

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Underlying Unexercised In-The-Money Options at Fiscal Year End ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Than Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Brenda C. Barnes	5/3/2004(1)	298,879	—	—	20.0758	5/3/2014	—	8/25/2005(1)	33,261	405,119	—	—
	5/3/2005(1)	290,400	—	—	18.6252	5/3/2015	—	8/31/2006(4)	116,160	1,414,829	2,323	28,297
	8/25/2005(1)	542,080	271,040	—	16.8216	8/25/2015	—	8/30/2007(5)	—	—	60,000	730,800
	8/25/2005(2)	—	—	290,400	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	871,200	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	550,000	—	16.4900	8/30/2017	—		—	—	—	—
TOTAL		1,131,359	1,692,240	290,400			0		149,421	1,819,948	62,323	759,097
L.M. (Theo) de Kool	8/26/1999(1)	38,390	—	—	19.5044	8/26/2009	—	2/9/2005(8)	91,165	1,110,390	—	—
	8/26/1999(1)	10,686	—	—	19.5044	8/26/2009	—	2/9/2005(9)	30,358	369,760	60,806	740,617
	8/30/2001(1)	54,479	—	—	18.8318	8/30/2011	—	8/25/2005(1)	13,178	160,508	—	—
	8/30/2001(1)	15,216	—	—	18.8318	8/30/2011	—	8/31/2006(4)	23,225	282,881	465	5,658
	1/31/2002(1)	17,424	—	—	18.1173	1/31/2012	—	8/30/2007(5)	—	—	11,902	144,966
	8/28/2002(6)	83,650	—	—	17.6739	8/28/2012	—		—	—	—	—
	8/29/2002(1)	17,424	—	—	15.9607	8/29/2012	—		—	—	—	—
	10/29/2002(7)	30,268	—	—	19.6109	4/27/2010	—		—	—	—	—
	9/2/2003(6)	6,969	—	—	20.6870	8/27/2008	—		—	—	—	—
	1/23/2004(7)	8,433	—	—	17.5232	8/29/2012	—		—	—	—	—
	9/7/2004(7)	20,548	—	—	19.5808	4/27/2010	—		—	—	—	—
	9/7/2004(7)	15,779	—	—	19.5808	8/29/2012	—		—	—	—	—
	12/9/2004(7)	12,953	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(7)	12,087	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(7)	6,168	—	—	20.0801	4/27/2010	—		—	—	—	—
	12/9/2004(7)	6,903	—	—	20.0801	6/29/2010	—		—	—	—	—
	12/9/2004(7)	1,886	—	—	20.0801	6/29/2010	—		—	—	—	—
	12/9/2004(7)	7,769	—	—	20.0801	8/29/2012	—		—	—	—	—
	8/25/2005(1)	89,606	44,803	—	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	157,931	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	108,930	—	16.4900	8/30/2017	—		—	—	—	—
TOTAL		456,638	311,664	0			0		157,926	1,923,539	73,173	891,241

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Underlying Unexercised In-The-Money Options at Fiscal Year End ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Than Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Vincent Janssen	8/26/1999(1)	33,976	—	—	19.5044	8/26/2009	—	8/25/2005(1)	7,927	96,551	—	—
	8/22/2001(7)	15,108	—	—	18.7457	4/27/2010	—	8/31/2006(4)	14,406	175,465	288	3,510
	8/30/2001(1)	37,171	—	—	18.8318	8/30/2011	—	8/30/2007(5)	—	—	7,652	93,201
	8/29/2002(1)	18,585	—	—	15.9607	8/29/2012	—		—	—	—	—
	1/30/2003(1)	4,646	—	—	16.7054	1/30/2013	—		—	—	—	—
	8/27/2003(10)	4,878	—	—	20.6870	8/27/2008	—		—	—	—	—
	8/27/2003(10)	2,090	—	—	20.6870	8/27/2008	—		—	—	—	—
	10/28/2004(7)	207	—	—	19.8605	6/29/2010	—		—	—	—	—
	10/28/2004(7)	5,354	—	—	19.8605	6/29/2010	—		—	—	—	—
	10/28/2004(7)	10,549	—	—	19.8605	1/27/2010	—		—	—	—	—
	8/25/2005(1)	53,898	26,950	—	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	97,965	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	70,030	—	16.4900	8/30/2017	—		—	—	—	—
TOTAL		186,462	194,945	0			0		22,333	272,016	7,940	96,711
Frank van Oers	8/26/1999(1)	9,292	—	—	19.5044	8/26/2009	—	8/25/2005(1)	11,771	143,371	—	—
	8/30/2001(1)	20,908	—	—	18.8318	8/30/2011	—	8/31/2006(4)	14,406	175,465	288	3,510
	8/29/2002(1)	11,616	—	—	15.9607	8/29/2012	—	8/30/2007(5)	—	—	7,652	93,201
	8/27/2003(10)	4,646	—	—	20.6870	8/27/2008	—		—	—	—	—
	8/31/2006(3)	—	97,965	—	14.3165	8/31/2016	—		—	—	—	—
	8/30/2007(3)	—	70,030	—	16.4900	8/30/2017	—		—	—	—	—
TOTAL		46,462	167,995	0			0		26,177	318,836	7,940	96,711
Stephen J. Cerrone	1/25/2007(3)	—	45,071	—	16.9800	1/25/2017	—	1/25/2007(11)	58,893	717,317	—	—
	8/30/2007(3)	—	70,030	—	16.4900	8/30/2017	—	1/25/2007(4)	6,625	80,693	133	1,614
		—	—	—	—	—		8/30/2007(5)	—	—	7,652	93,201
TOTAL		0	115,101	0			0		65,518	798,010	7,785	94,815

	Option Awards							Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Value of Underlying Unexercised In-The-Money Options at Fiscal Year End ($)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights Than Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Adriaan Nühn	8/26/1999(1)	19,166	—	—	19.5044	8/26/2009	—	8/25/2005(1)	8,237	100,327	—	—
	8/30/2001(1)	77,362	—	—	18.8318	8/30/2011	—	8/31/2006(4)	23,574	287,131	472	5,743
	8/30/2001(1)	21,373	—	—	18.8318	8/30/2011	—		—	—	—	—
	2/20/2002(7)	42,029	—	—	18.3497	4/27/2010	—		—	—	—	—
	2/20/2002(7)	11,156	—	—	18.3497	4/27/2010	—		—	—	—	—
	8/29/2002(1)	11,230	—	—	15.9607	8/29/2012	—		—	—	—	—
	8/29/2002(1)	4,259	—	—	15.9607	8/29/2012	—		—	—	—	—
	10/10/2002(7)	32,735	—	—	18.5864	4/27/2010	—		—	—	—	—
	10/10/2002(7)	8,670	—	—	18.5864	4/27/2010	—		—	—	—	—
	10/10/2002(7)	9,077	—	—	18.5864	4/27/2010	—		—	—	—	—
	10/10/2002(7)	2,404	—	—	18.5864	4/27/2010	—		—	—	—	—
	1/30/2003(1)	5,808	—	—	16.7054	1/30/2013	—		—	—	—	—
	2/2/2004(7)	41,848	—	—	18.2722	4/27/2010	—		—	—	—	—
	2/2/2004(7)	10,548	—	—	18.2722	8/29/2012	—		—	—	—	—
	2/2/2004(7)	11,282	—	—	18.2722	4/27/2010	—		—	—	—	—
	2/2/2004(7)	3,926	—	—	18.2722	8/29/2012	—		—	—	—	—
	6/9/2004(7)	16,337	—	—	20.0413	8/26/2009	—		—	—	—	—
	11/4/2004(7)	10,047	—	—	19.9811	8/29/2012	—		—	—	—	—
	11/4/2004(7)	3,808	—	—	19.9811	8/29/2012	—		—	—	—	—
	1/27/2005(6)	69,115	—	—	19.7443	8/26/2009	—		—	—	—	—
	1/27/2005(6)	9,433	—	—	26.8896	8/26/2009	—		—	—	—	—
	1/27/2005(6)	5,212	—	—	26.8896	8/26/2009	—		—	—	—	—
	8/25/2005(1)	84,217	42,108	—	16.8216	8/25/2015	—		—	—	—	—
	8/31/2006(3)	—	160,307	—	14.3165	8/31/2016	—		—	—	—	—
TOTAL		511,042	202,415	0			0		31,811	387,458	472	5,743

(1)	Grant vests over three years in equal annual installments.
(2)	Option grant does not become exercisable until both time vesting and performance vesting criteria have been fulfilled. Under the performance vesting criteria, no portion of the option may be exercised unless and until the trading price of Sara Lee’s common stock has reached or exceeded $23.55 per share, which is 140% of the fair market value of Sara Lee common stock on the date of grant. Under the time vesting criteria, the option vests over three years in equal annual installments. If the performance vesting criteria have been fulfilled, the option may be exercised to the extent the option has vested under the time vesting criteria as of the date of exercise.
(3)	Grant vests on the third anniversary of the grant date.
(4)	The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column will vest on 8/31/2009 if the executive officer is employed with Sara Lee on that date. The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the threshold cumulative diluted EPS performance goal. Final cumulative diluted EPS performance goals will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 200% of the PSUs that are contingent upon the cumulative diluted EPS performance conditions.
(5)	The amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column will vest based on Sara Lee achieving the threshold relative total stockholder return goal. The goal is based on Sara Lee’s total stockholder return compared to the total stockholder return of companies in a specified peer group over the three-year performance cycle. The final relative total stockholder return goal will not be determined until the end of the three-year performance cycle, and the payout of this award could range from 0% to 200% of the PSU amount originally granted. The PSU may vest up to one-third of the original grant amount at the end of fiscal 2008 based on Sara Lee’s total stockholder return during fiscal 2008, and up to one-third of the original grant amount at the end of fiscal 2009 based on Sara Lee’s cumulative total stockholder return over fiscal 2008 and fiscal 2009; however, any interim vested PSU would remain subject to service-based restrictions until the end of fiscal 2010.
(6)

This is a restoration option grant that was fully vested and exercisable at the time of grant. A restoration option, which was granted when an employee used currently-owned shares of Sara Lee common stock to exercise a stock option, was subject to the same terms and conditions as the original option it replaced, except that the restoration option’s exercise price was equal to the market value of Sara Lee’s common stock on the date the restoration option was granted. Sara Lee eliminated the restoration option feature from its option program in fiscal 2005.

(7)	This is a restoration option grant that vested six months after the grant date.
(8)	Grant vests on the fifth anniversary of the grant date.
(9)	RSU grant will vest on the fifth anniversary of the grant date based on the Compensation and Employee Benefit Committee’s assessment regarding the achievement of predetermined “Transformation Initiatives” (i.e., performance measures). As of 6/30/2008, two of the performance measures had been achieved. The amounts in the “Number of Shares or Units of Stock That Have Not Vested” column represent the portion of the grant already earned, and the amounts in the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” column represent the portion that could be earned if the remaining Transformation Initiatives are achieved.
(10)	Grant was fully vested and exercisable on the date of grant.
(11)	One half of this grant vested on 8/31/2008 and the remaining half will vest on 8/31/2010.

Option Exercises and Stock Vested In Fiscal Year 2008

The table below provides information on the named executive officer’s stock awards that vested from July 1, 2007 through June 28, 2008. During fiscal year 2008, none of the named executive officers exercised options.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Brenda C. Barnes	—	—	86,273	1,370,614
L.M. (Theo) de Kool	—	—	40,974	681,162
Vincent Janssen	—	—	14,918	247,937
Frank van Oers	—	—	15,503	257,660
Stephen J. Cerrone	—	—	—	—
Adriaan Nühn	—	—	52,509	793,040

(1)	Represents the pre-tax value realized on stock awards that vested during the fiscal year, computed by multiplying the number of shares acquired on vesting by the closing price of Sara Lee common stock on the vesting date. In addition to the value realized, the named executive officers also received accrued dividend equivalents on the shares acquired on vesting. Dividend equivalents are accrued at the same rate as dividends paid to all stockholders.

Pension Benefits

The following narrative and tables provide information on the defined benefit retirement plans in which the named executive officers participate.

The named executive officers domiciled in the U.S., except for Mr. Cerrone, participate in the Sara Lee Corporation Salaried Pension Plan (“Pension Plan”) and the Sara Lee Corporation Pension Supplemental Executive Retirement Plan (“Pension SERP”). The Pension Plan is a defined benefit plan intended to provide tax qualified retirement benefits to employees; however, the Internal Revenue Code limits the amount of compensation that can be used to annually accrue benefits under, and imposes certain non-discrimination requirements that may limit participation by the named executive officers in, Sara Lee’s tax qualified plans. The Pension SERP, which is a nonqualified defined benefit plan, is intended to provide to the named executive officers the same benefits that they would earn under the Pension Plan if these restrictions did not apply. Normal retirement age is 65 under both the Pension Plan and Pension SERP and the compensation covered under both plans is based on an employee’s average annual salary and cash bonus for the highest five consecutive years in the last ten years. Amounts payable under the pension program are computed on the basis of a straight-life annuity. In accordance with the terms of her employment with Sara Lee, Ms. Barnes receives two years credit for each one year of actual credited service for purposes of eligibility, vesting and benefit accrual under the retirement programs. This additional benefit is provided entirely through the nonqualified Pension SERP. Due to changes in the program, accruals under the Pension Plan ended on December 31, 2005 and all accruals after that date are under the Pension SERP. At the end of fiscal 2008, Mr. de Kool was the only active named executive officer who was eligible for early retirement because he met the requirements of age 55 and at least ten years of service. Early retirees are eligible for unreduced benefits at age 62; however, a 5% per year reduction factor applies to benefits commencing prior to age 62.

Messrs. de Kool, Janssen, van Oers and Nühn participate in the Sara Lee International B.V. Pension Plan (“Dutch Pension Plan”). The Dutch Pension Plan is a combination defined benefit/defined contribution plan. Defined benefits apply to qualified earnings up to Euro 84,264 (approximately $133,053) and defined contributions apply to qualified earnings in excess of this amount. Normal retirement age under the Dutch Pension Plan is 65 and pension benefits payable under the Dutch Pension Plan are based on an employee’s career average annual base salary and assumed bonus of 33% of base salary. Benefits are computed on the basis of a straight-life annuity.

Pension Benefits In Fiscal Year 2008 Table

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefits ($) (2)	Payments During Last Fiscal Year ($)
Brenda C. Barnes	Sara Lee Pension Plan	1.5	33,875	—
	Sara Lee Pension SERP	7.5	1,903,974	—
L.M. (Theo) de Kool (3)	Sara Lee Pension Plan	4.0	90,927	—
	Sara Lee Pension SERP	6.25	1,015,826	—
	Sara Lee International B.V. Pension Plan	9.0	1,643,611	—
Vincent Janssen	Sara Lee International B.V. Pension Plan	16.25	1,604,605	—
Frank van Oers	Sara Lee International B.V. Pension Plan	12.25	843,457	—
Stephen J. Cerrone (4)	Not Eligible	—	—	—
Adriaan Nühn	Sara Lee International B.V. Pension Plan	17.58	2,936,831	—

(1)	Ms. Barnes and Mr. de Kool ceased to accrue credited service and additional benefits in the Sara Lee Pension Plan as of January 1, 2006 as a result of Internal Revenue Code compensation limits and non-discrimination requirements applicable to tax qualified retirement plans. Beginning in January 2006, each such named executive officer accrues credited service and additional benefits only in the Sara Lee Pension SERP. Accordingly, the number of years of credited service under the Sara Lee Pension Plan in the table above relates solely to active service prior to January 2006.
(2)	The following assumptions were used in the present value of accumulated benefits calculations:

Assumption	Netherlands	U.S. – Sara Lee Pension Plan	U.S. – Sara Lee Pension SERP
Discount Rate	6.20%	6.70%	6.60%
Indexation Rate	2.00%	N/A	N/A
Mortality	Gender-specific RP2000 table projected for generational improvements with a white-collar adjustment
Currency Conversion Rate	Euro 1 = U.S.$1.579

(3)

Mr. de Kool currently participates in the U.S. pension plan and also has prior non-U.S. service credited under the pension plan of Sara Lee International B.V., a Dutch subsidiary of Sara Lee. As of March 31, 2008, the measurement date, Mr. de Kool had 4 years of credited service under the qualified U.S. pension plan, 6.25 years of credited service under the U.S. Pension SERP and 9 years of credited service under the Dutch pension plan. Due to his participation in the U.S. plans, Mr. de Kool’s participation in the Dutch plan is frozen, which means he does not accrue additional benefits under that plan. Mr. de Kool’s annual normal retirement pension is Euro 67,608 (approximately $106,753) under the Dutch pension plan. Mr. de Kool is eligible to participate in Sara Lee’s U.S. pension plans because he is on expatriate assignment in the U.S.; however, under his expatriate arrangement, if Mr. de Kool would have accrued a higher level of benefits under the Dutch programs than he actually accrues under the U.S. retirement programs, then Sara Lee has agreed to fund the difference in benefits at retirement through the U.S. Pension SERP. To date, Mr. de Kool’s actual benefits accruals in the U.S. retirement programs are greater than the benefits he would have earned under the Dutch programs.

(4)	The Sara Lee Pension Plan and the Sara Lee Pension SERP were amended to restrict new participants on and after July 1, 2005. Mr. Cerrone was hired after July 1, 2005 so he is not eligible to participate in these plans.

Nonqualified Deferred Compensation In Fiscal Year 2008

The following narrative and table provide information on the nonqualified deferred compensation plans in which the named executive officers participate. The named executive officers domiciled in the U.S. participate in the Sara Lee Corporation 401(k) Supplemental Executive Retirement Plan (“401(k) SERP”). The 401(k) SERP is a nonqualified defined contribution plan intended to provide retirement contributions that could not be provided under the qualified 401(k) Plan due to tax law restraints and to comply with non-discrimination requirements under the qualified plan. Eligible earnings for 401(k) SERP notional contributions (since nonqualified plans are unfunded) are base salary and cash bonus in excess of the Internal Revenue Service compensation limit ($225,000 in 2007). For Ms. Barnes and Mr. de Kool, registrant contributions consist of matching contributions of 2.73% of their eligible compensation (100% match up to 2%, plus discretionary match of 0.73%) and an annual company contribution of 2% on base salary and cash bonus in excess of the IRS limit. The executive contributions were made in the qualified 401(k) Plan and not the 401(k) SERP. Since Mr. Cerrone was hired after July 1, 2005, when Sara Lee changed the retirement program for employees hired after this date to solely a defined contribution 401(k) plan, he participates under the new plan design. The new plan provides 100% matching contributions of up to 4% plus annual company contributions of 5.5% on base salary and cash bonus in excess of the IRS limit. Notional 401(k) SERP accounts earn a return based on the trading price of Sara Lee common stock.

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Brenda C. Barnes	—	119,982	(68,300)	—	242,928
L.M. (Theo) de Kool	—	78,079	(54,710)	—	185,284
Vincent Janssen (2)	—	—	—	—	—
Frank van Oers (2)	—	—	—	—	—
Stephen J. Cerrone	—	21,768	(2,880)	—	18,888
Adriaan Nühn (2)	—	—	—	—	—

(1)	These amounts are included in the “All Other Compensation” column of the “Fiscal 2008 Summary Compensation Table.”
(2)	Messrs. Janssen, van Oers and Nühn are residents of The Netherlands and participate in the programs Sara Lee sponsors in that country. The concept of a non-tax qualified plan does not apply to the Dutch programs, so no amounts are reported for them in the table.

Potential Payments Upon Termination Or Change-In-Control

Our named executive officers are eligible to receive certain benefits in the event of termination of such officer’s employment, including following a change-in-control. This section describes various termination scenarios as well as the payments and benefits payable under those scenarios.

Severance Plans for Corporate Officers

Sara Lee’s Severance Plans for Corporate Officers provide specified benefits upon the involuntary termination of employment of a corporate officer who has been elected by Sara Lee’s Board of Directors. The Severance Plans consist of two separate plans: a plan that covers involuntary termination that does not occur in connection with a “change in control” of Sara Lee (the “Involuntary Termination Plan”), and a plan that covers termination of employment in connection with a “change in control” of Sara Lee (the “CIC Plan”).

Description of the Involuntary Termination Plan.    The Involuntary Termination Plan provides that if an officer’s employment is terminated without cause (which means that the officer was terminated involuntarily or resigned at the request of Sara Lee, other than for misconduct or detrimental actions specified in the Plan), the terminated officer would receive the following benefits:

•

Minimum of 12 months and a maximum of 24 months of severance payments depending on the officer’s position and length of service. Each severance payment equals the officer’s salary plus 75% of the officer’s target annual incentive bonus for the fiscal year in which the termination occurs, computed on a monthly basis.

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination, based on actual financial results and assuming a target level of performance on individual performance objectives, and (ii) any long-term incentive award in effect in the fiscal year of termination, based on the period of the officer’s active length of service and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for these incentive plan payments in the table on page 47 because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Continued participation in Sara Lee’s medical and dental plans during the time the officer is receiving severance payments, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by Sara Lee, are included in the table below.

•

Continued financial planning assistance, if the terminated officer is at or above the Senior Vice President level, during the time the officer is receiving severance payments. The value of the financial counseling benefit is calculated at the current allowance of 3% of base salary.

•

Continued coverage under Sara Lee’s Executive Life Insurance plan and continued company contributions to and continued accrual of credited service under Sara Lee’s supplemental retirement benefit plans.

•	Continued use of an automobile provided by Sara Lee for up to thirty days following his or her termination date.

Other than as set forth above, the terminated officer’s participation in all other benefit plans ceases as of the date of termination of employment. No benefits are payable unless the terminated officer signs a separation agreement that prohibits the executive officer from, among other things, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information during the severance period. The executive officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors during the severance period. Payments terminate if the terminated officer becomes employed by one of our competitors during the severance period.

Description of Change in Control Plan (“CIC Plan”).    The CIC Plan provides for severance pay and continuation of certain benefits if an officer’s employment is terminated involuntarily within two years following, or within six months prior to, a change in control. A “change in control” generally is defined as the acquisition by a party of 20% or more of the voting capital stock of Sara Lee, the consummation of certain reorganizations, mergers or consolidations involving Sara Lee, a sale or other disposition of all or substantially all of Sara Lee’s assets, the liquidation or dissolution of Sara Lee, or a change in the majority of Sara Lee’s Board of Directors. If such event occurs, a terminated officer would receive the following benefits:

•

Lump sum payment equal to two times (2.5 times, for the Chief Executive Officer and any Executive Vice President) the officer’s base salary plus the officer’s target annual incentive bonus for the fiscal year in which the change in control occurs.

•

Pro-rated payments under (i) the annual incentive plan for the fiscal year of termination, based on actual financial results and assuming a “target” level of performance on individual performance objectives, and (ii) any long-term incentive award in effect in the fiscal year of termination, based on the period of the officer’s active length of service and assuming a “target” level of financial performance and subject to the terms of the award (which may include a minimum length of active service). We have not included a value for these incentive plan payments in the table on page 47 because the officer would be entitled to such payments if employed by us on the last day of our fiscal year, regardless of whether termination occurred.

•

Continued participation in Sara Lee’s medical and dental plans for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination, and outplacement services for up to one year. The value of the employer’s portion of the medical and dental premiums, which are paid by Sara Lee, are included in the table below.

•

Continued coverage under Sara Lee’s Executive Life Insurance Plan and continued company contributions to and continued accrual of credited service under Sara Lee’s supplemental retirement benefit plans for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination.

•

Accelerated vesting of all unvested options and RSUs granted after July 2006; provided, however, if the change in control is structured as an offer to purchase all of Sara Lee’s outstanding voting stock for cash, then all options and RSUs automatically vest upon the change in control even if the officer’s employment is not terminated. Options and RSUs that were granted before August 2006 automatically will vest upon a change in control of Sara Lee, even if the officer’s employment is not terminated.

•	Continued use of an automobile provided by Sara Lee for up to thirty days following his or her termination date.

No benefits are payable unless the terminated officer signs a separation agreement that prohibits the executive officer from, among other things, soliciting business from our customers, attempting to hire our employees and disclosing our confidential information during the term of the separation agreement. The executive officer also must agree to release any claims against Sara Lee and to refrain from working for our competitors for two years (or 2.5 years, for the Chief Executive Officer and any Executive Vice President) after termination. Payments terminate if the terminated executive officer becomes employed by one of our competitors.

Sara Lee does not reimburse executive officers for excise tax payments. In the event that any payments made under the CIC Plan would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code, and if reducing the amount of the payments would result in greater benefits to the officer (after taking into consideration the payment by the officer of all income and excise taxes that would be owing as the result of the change in control payments), Sara Lee will reduce the change in control payments by the amount necessary to maximize the benefits received by such officer, determined on an after-tax basis.

Severance Arrangement with Stephen J. Cerrone.    In connection with the commencement of employment, Sara Lee agreed that if Stephen J. Cerrone ceases to report to Brenda C. Barnes, in her capacity as Chief Executive Officer of Sara Lee, for any reason during Mr. Cerrone’s first two years of employment, then Mr. Cerrone would be entitled to terminate his employment with Sara Lee and his termination would be considered an involuntary termination. In such event, Mr. Cerrone would be entitled to receive benefits under Sara Lee’s Involuntary Termination Plan. This arrangement ends on the earlier of (1) six months following the date Mr. Cerrone ceases to report to Ms. Barnes, if Mr. Cerrone has not exercised his termination right within that six-month period, or (2) January 8, 2009.

Severance Arrangement with Messrs. Vincent Janssen and Frank van Oers.    Messrs. van Oers and Janssen are participants in the Severance Plans for Corporate Officers, described on page 43, and in the event of an involuntary termination they also may be eligible for severance benefits under Dutch law, in coordination with the benefits provided under the Sara Lee Corporation Severance Plans for Corporate Officers.

Termination Agreement with Adriaan Nühn.    In June 2007 and in connection with the restructuring of Sara Lee International, Adriaan Nühn signed a Termination Agreement with Sara Lee and Sara Lee/DE N.V. Under the Termination Agreement, Mr. Nühn transitioned out of his role as Chief Executive Officer of Sara Lee/DE N.V. and, on December 31, 2007, relinquished all other positions with Sara Lee. In exchange, Sara Lee and Sara Lee International jointly paid Mr. Nühn, in January 2008, (i) a redundancy payment equal to EUR 3,201,665 (approximately $5.1 million) (ii) a supplemental compensation payment equal to EUR 300,000 (approximately $473,700) subject to successful completion of fiscal 2008 objectives related to the Sara Lee International reorganization; and (iii) a bonus of EUR 330,345 (approximately $521,600) for active services through December 31, 2007. In addition, Mr. Nühn elected to continue to participate in the Dutch pension plan for 26.75 months following his December 31, 2007 termination of employment (the “Pension Continuation Period”). As a result, Sara Lee continues to pay the employer’s contribution, and Mr. Nühn continues to pay the employee contribution, under the plan. At any time before the Pension Continuation Period has lapsed, Mr. Nühn may elect to cancel his participation in the Dutch pension plan and, instead, receive a lump sum payment from Sara Lee equal to the value of the contributions Sara Lee otherwise would have made over the remainder of the Pension Continuation Period. For purposes of this provision, the parties agree that the value of Sara Lee’s aggregate contributions during the Pension Continuation Period is EUR 329,014 (approximately $519,500). During the Pension Continuation Period, Mr. Nühn also (i) continues to vest in and be entitled to exercise his outstanding options, after which time he will be treated as a retiree, and (ii) is entitled to receive financial counseling, as provided by Sara Lee at the time his employment ceased. Mr. Nühn also was entitled to continued use of his corporate-provided automobile until January 8, 2008, and he is subject to standard confidentiality and non-compete provisions.

Description of Death Payments.    In the event a named executive officer’s death, the officer’s beneficiaries would receive (i) benefits payable under the Executive Life Insurance Plan, (ii) accelerated vesting of all outstanding unvested options and RSUs, with the options remaining exercisable for their remaining terms, and (iii) an annual incentive bonus for the year in which the death occurs, based on actual payout rates but pro-rated for the period of the officer’s active service.

Description of Disability Payments.    A named executive officer’s employment is considered terminated for disability if the officer is determined to be disabled under the terms of Sara Lee’s disability plan. An officer who becomes disabled would receive (i) benefits payable under our disability plans, (ii) continued participation in Sara Lee’s medical, dental and Executive Life Insurance plans and supplemental non-qualified retirement plans, (iii) accelerated vesting of all outstanding unvested options and RSUs, with the options remaining exercisable for their remaining terms, (iv) an annual incentive bonus for the year in which termination occurs, based on actual payout rates but pro-rated for the period of the officer’s active service, (v) participation in Sara Lee’s retiree medical plan for the officer and any dependents, if eligible, and (vi) continued company contributions to and continued accrual of credited service under Sara Lee’s retirement benefit plans until age 65.

Description of Retirement Payments.    In the event of retirement, as described under “Pension Benefits,” a named executive officer is entitled to receive (i) benefits payable under our pension and retirement plans – see “Pension Benefits,” (ii) continued vesting of the officer’s outstanding RSUs and options, which will be exercisable for the remaining term of each award, and (iii) an annual incentive bonus for the year in which the officer retired, based on actual payout rates but pro-rated through the date of retirement. We have not included a value for these benefits in the table on page 47 because they do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees.

Potential Payments Upon Termination Or Change In Control Table

The following table presents potential payments to each named executive officer as if the officer’s employment had been terminated as of June 27, 2008, the last business day of fiscal year 2008, except with respect to Adriaan Nühn since Mr. Nühn had terminated the company prior to June 27, 2008. Mr. Nühn’s actual severance payments are disclosed in the All Other Compensation column of the “Fiscal 2008 Summary Compensation Table” on page 33. The termination benefits provided to our executive officers upon their voluntary termination of employment or retirement do not discriminate in scope, terms or operation in favor of our executive officers compared to the benefits offered to all salaried employees, so those benefits are not included in the table below. The amounts presented in the table are in addition to amounts each named executive officer earned or accrued prior to termination, such as the officer’s balances under our deferred compensation plan, accrued retirement benefits, previously vested options and RSUs and accrued vacation. For information about these previously earned and accrued amounts, see the “Outstanding Equity Awards at 2008 Fiscal Year End Table,” “Option Exercises and Stock Vested In Fiscal Year 2008,” “Pension Benefits In Fiscal Year 2008 Table” and “Nonqualified Deferred Compensation In Fiscal Year 2008” located elsewhere in this proxy statement.

Name	Severance Pay ($)	Equity With Accelerated Vesting ($)	Retirement Plan Benefits: Pension Plan (Qualified & SERP) ($)	Continued Perquisites and Benefits ($) (1)	Total ($)
Brenda C. Barnes
Death	—	454,847	—	—	454,847
Disability	—	454,847	897,264	3,723,856	5,075,967
Involuntary Termination (Severance)	2,500,000	—	221,662	117,906	2,839,568
Termination if Change-In-Control	7,500,000	454,847	2,912,055	297,053	11,163,955
Change-In-Control (no termination)	—	454,847	—	—	454,847
L.M. (Theo) de Kool
Death	—	1,457,901	—	—	1,457,901
Disability	—	1,457,901	599,284	3,101,463	5,158,648
Involuntary Termination (Severance)	3,431,025	—	839,503	168,104	4,438,632
Termination if Change-In-Control	5,045,625	1,457,901	1,302,505	210,130	8,016,161
Change-In-Control (no termination)	—	1,457,901	—	—	1,457,901
Vincent Janssen
Death	—	108,402	—	—	108,402
Disability	—	108,402	785,400	—	893,802
Involuntary Termination (Severance)	1,419,630	—	—	74,909	1,494,539
Termination if Change-In-Control	2,066,550	108,402	—	93,636	2,268,588
Change-In-Control (no termination)	—	108,402	—	—	108,402
Frank van Oers
Death	—	160,970	—	—	160,970
Disability	—	160,970	757,580	—	918,550
Involuntary Termination (Severance)	1,418,445	—	—	74,846	1,493,291
Termination if Change-In-Control	2,064,825	160,970	—	93,558	2,319,353
Change-In-Control (no termination)	—	160,970	—	—	160,970
Stephen J. Cerrone
Death	—	753,536	—	—	753,536
Disability	—	753,536	—	3,942,326	4,695,862
Involuntary Termination (Severance) (2)	918,956	—	23,078	60,652	1,002,686
Termination if Change-In-Control	2,667,938	753,536	59,575	155,201	3,636,250
Change-In-Control (no termination)	—	—	—	—	—
Adriaan Nühn	—	—	—	—	—

(1)	Amount shown under “Continued Perquisites and Benefits” includes the costs of financial counseling, company contributions to premiums for medical, dental, and life insurance benefits, present value of disability payments, and the automobile allowance that is continued in the case of severance or change-in-control.

(2)	Mr. Cerrone may be entitled to receive severance benefits if, before January 8, 2009, he ceases to report to Brenda C. Barnes, in her capacity as Chief Executive Officer of Sara Lee, for any reason. If such event occurs and Mr. Cerrone voluntarily terminates employment with Sara Lee within six months, he would be eligible for severance benefits under the Involuntary Termination Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

Based on its review of filings made with the SEC and representations made by the reporting persons, Sara Lee believes that its executive officers and directors timely filed all reports that were required to be filed under Section 16(a) of the Securities Exchange Act of 1934 during fiscal year 2008, except for the following: Frank van Oers filed a Form 4 to report his sale of 12 shares of Sara Lee common stock approximately two weeks late. In addition, a Form 4 was filed approximately one week late to report Christopher B. Begley’s receipt of RSUs granted to him in connection with his appointment to the Audit Committee of the Board. In both instances, a Form 4 was filed to report the transaction promptly after the oversight was discovered.

Equity Compensation Plan Information Table

The following table provides information as of June 28, 2008 regarding the number of shares of Sara Lee common stock that may be issued under Sara Lee’s equity compensation plans. The number of shares and the exercise price of options, performance stock units and restricted stock units reported in the table, and the share numbers in the narrative related to the table, have been adjusted to reflect Sara Lee’s September 2006 spin-off of Hanesbrands Inc., its branded apparel business, into an independent publicly-traded company.

Plan Category (1)	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	37,868,949 (2)(3)	$18.1744 (2)(3)	91,183,100 (4)
Equity compensation plans not approved by security holders (5)	636,993 (6)	$20.4807	6,847,046 (7)
Total	38,505,942		98,030,146

(1)	The table does not include information regarding Sara Lee’s 401(k) Plan. As of June 28, 2008, there were approximately 16.3 million shares of common stock held in this plan.
(2)	Includes options issued in connection with Sara Lee’s acquisition of The Earthgrains Company. Upon consummation of this acquisition, all outstanding options to purchase common stock of Earthgrains were converted into options to purchase shares of Sara Lee common stock; however Sara Lee cannot grant any additional awards under the Earthgrains plan. As of June 28, 2008, there were outstanding options to acquire 100,933 shares of Sara Lee common stock, at a weighted average exercise price of $8.57, which had been converted from the Earthgrains options.
(3)	Includes 6,230,300 restricted stock units that were outstanding on June 28, 2008 under Sara Lee’s 1998 Long-Term Incentive Stock Plan (the “1998 Plan”). Restricted stock unit awards do not have an exercise price because their value is dependent upon the achievement of certain performance goals or continued employment over a period of time, and may be settled only for shares of common stock. Also includes 29,586 phantom stock units outstanding under Sara Lee’s deferred compensation program for non-employee directors, which units may be settled only for shares of common stock. Accordingly, the restricted stock units and the phantom stock units have been disregarded for purposes of computing the weighted-average exercise price.
(4)	Of these shares, 49,536,045 shares are available for issuance under the 1998 Plan and 40,656,000 shares are available for issuance under the 2002 Long-Term Incentive Stock Plan (the “2002 Plan”). Both the 1998 Plan and the 2002 Plan authorize grants in the form of stock options, stock appreciation rights, restricted stock, restricted stock units or a combination thereof. The maximum number of shares of common stock that may be granted as restricted stock or issued in settlement of restricted stock units or upon the exercise of incentive stock options is 23.23 million shares under the 1998 Plan and 22.1 million shares under the 2002 Plan. The number of shares remaining available for future issuances assumes that, with respect to outstanding performance-based restricted stock units, the vesting criteria will be achieved at the target level.

(5)	The following plans have not been approved by Sara Lee stockholders: Employee Option & Share Plan for Employees in the Netherlands, Executive Deferred Compensation Plan, U.K. Savings Incentive Plan, Share 2000 Global Stock Plan and Share 2003 Global Stock Plan. The material terms of each of these plans are described following the table.
(6)	Includes 322,334 shares to be issued upon exercise of outstanding options and rights granted under the Employee Option & Share Plan for Employees in the Netherlands, Share 2000 Global Stock Plan and Share 2003 Global Stock Plan. Also includes 314,659 phantom stock units outstanding under the Executive Deferred Compensation Plan, which units may be settled only for shares of common stock on a one-for-one basis.
(7)	Consists of shares remaining available for future awards under the Employee Option & Share Plan for Employees in the Netherlands and the U.K. Savings Incentive Plan.

Sara Lee has obtained stockholder approval of all of its significant equity compensation plans. Set forth below is a brief description of the material features of each Sara Lee equity compensation plan that was adopted without the approval of Sara Lee’s stockholders and that was in effect as of June 28, 2008.

Employee Option & Share Plan for Employees in the Netherlands (the “Netherlands Plan”)

The terms of the Netherlands Plan were designed to conform to generally accepted criteria for broad-based employee stock plans in the Netherlands, including the legal, tax and accounting regulations of the Netherlands. Under the Plan, Sara Lee employees who have been employed in the Netherlands for at least 12 months may purchase immediately vested, five-year options to acquire shares of Sara Lee common stock. The purchase price of each option is equal to 7.5% of the aggregate exercise price of the option, which equals the value of the option for Netherlands tax purposes. The exercise price of each option granted under the Netherlands Plan equals 100% of the fair market value of Sara Lee common stock on the date of grant. An option may be exercised at any time during the five years following the grant date. The Netherlands Plan authorizes the issuance of up to 5.8 million shares of common stock and, as of June 28, 2008, approximately 5.2 million shares remained available for future awards.

Executive Deferred Compensation Plan

Sara Lee’s Executive Deferred Compensation Plan permits officers of Sara Lee to defer salary, bonus and long-term incentive payments into either an interest bearing or stock equivalent account. Deferrals in the stock equivalent account are valued as if each deferral were invested in Sara Lee common stock as of the deferral date, and are paid out only in shares of Sara Lee common stock, on a one-for-one basis, at future dates specified by the participant. Deferrals in the interest account accrue interest at a rate set at the beginning of each plan year based on the current cost to Sara Lee of issuing five-year maturity debt. As of June 28, 2008, there were 314,659 stock equivalents outstanding in the stock equivalent accounts under this Plan.

U.K. Savings Incentive Plan (the “U.K. SIP”)

The U.K. SIP, which was approved by the Board of Directors in June 2002, provides Sara Lee employees located in the United Kingdom the opportunity to purchase Sara Lee common stock on a pre-tax basis through payroll deductions. Under the U.K. SIP, there are four three-month offering periods during each calendar year. For each offering period, participating employees purchase shares of Sara Lee common stock at a price equal to the lower of the fair market value of Sara Lee common stock on the first day of the offering period or the fair market value of Sara Lee common stock on the last day of the offering period. For each six shares purchased by a participant, Sara Lee will make a matching contribution of one share to the participant’s account. Participants may sell or transfer shares purchased in the U.K. SIP at any time; however, matching shares contributed by Sara Lee cannot be sold or transferred for three years. The U.K. SIP authorizes the issuance of up to 1,742,400 shares of common stock and, as of the end of fiscal year 2008, 1,650,500 shares remain to be issued under the plan.

Share 2000 Global Stock Plan

The Share 2000 Global Stock Plan (the “Share 2000 Plan”) is a broad-based plan adopted in 1997 to facilitate a special stock option grant to its non-officer employees world-wide. On August 28, 1997 (after giving effect to the December 1998 stock-split and the 2006 Hanesbrands spin-off), Sara Lee granted an option to purchase no more than 232 shares of common stock each, at an exercise price of $17.67 per share, to approximately 60,000 Sara Lee employees. The exercise price equaled the average of the high and low sales price of a share of Sara Lee common stock on the New York Stock Exchange on the date of grant. The options generally vested over three years after the date of grant. As of June 28, 2008, no additional options may be granted under the Share 200o Plan and almost all of the options outstanding had expired.

Share 2003 Global Stock Plan

The Share 2003 Global Stock Plan (the “Share 2003 Plan”) is a broad-based plan that was adopted in 2000 to facilitate a special stock option grant to managerial level Sara Lee employees resident in various countries, excluding the United States. On April 27, 2000 (after giving effect to the 2006 Hanesbrands spin-off), Sara Lee granted an option to purchase 134 shares of common stock, at an exercise price of $13.32 per share, to approximately 15,000 Sara Lee employees. The exercise price equaled the average high and low sales prices of a share of Sara Lee common stock on the New York Stock Exchange on the date of grant per share. The options generally vest over three years after the date of grant and expire on April 27, 2010. As of June 28, 2008, no additional options may be granted under the Share 2003 Plan and 143,402 shares remain reserved for issuance upon exercise of outstanding options.

AUDIT COMMITTEE MATTERS

Report of the Audit Committee

The Audit Committee of Sara Lee’s Board of Directors currently is comprised of five independent directors and operates under a written Charter adopted by the Board of Directors, which is reviewed annually and is available on our corporate Web site at www.saralee.com on the “About Sara Lee” page under the link “Board of Directors-Committee Charters.” The Committee held ten meetings during the last fiscal year, including meetings to review and discuss with management and the independent registered public accountants Sara Lee’s annual and quarterly financial statements before they were filed. The Chair of the Audit Committee also meets with management to discuss Sara Lee’s earnings announcements. The Committee has selected PricewaterhouseCoopers LLP (“PWC”) as Sara Lee’s independent registered public accountants for fiscal year 2009, subject to stockholder ratification. The Committee discussed its selection with Sara Lee’s Board of Directors and the Board unanimously ratified the selection of PWC. PWC served as Sara Lee’s independent registered public accountants for fiscal year 2008.

Management is responsible for Sara Lee’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of Sara Lee’s consolidated financial statements and internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. As provided in its Charter, the Committee’s responsibilities include oversight of these processes.

In this context, and in accordance with its Charter, the Committee has met with management and PWC to discuss and review Sara Lee’s audited financial statements. At each regular meeting, the Committee meets separately with Sara Lee’s internal auditors and with PWC. Management represented to the Committee that Sara Lee’s audited consolidated financial statements for the fiscal year ended June 28, 2008 were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed these financial statements with management and PWC. The Committee also discussed with PWC the matters required to be discussed by the statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards).

In fulfilling its oversight responsibility for reviewing the services performed by Sara Lee’s independent registered public accountants, the Committee retains sole authority to select, evaluate and replace the outside auditors, discusses with the independent registered public accountants the overall scope of the annual audit and the proposed audit fees, and annually evaluates the qualifications, performance and independence of the independent registered public accountants and its lead audit partner. In fiscal 2008, the Audit Committee reviewed and discussed with PWC their independence from Sara Lee and its management and, as part of that review, the Committee received from PWC the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee also reviewed and pre-approved all fees paid to the independent auditors, which are described in the section following this report. The Committee met with the internal auditors and PWC, with and without management present, to discuss the results of their examinations, the evaluations of Sara Lee’s internal controls, and the overall quality of Sara Lee’s financial reporting. The Committee considered the audit and non-audit services that PWC provided in fiscal year 2008 and determined that the provision of those services is compatible with and does not impair PWC’s independence from Sara Lee and its management.

Based on the Committee’s review and discussions of the matters referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the Financial Statements be included in Sara Lee’s Annual Report on Form 10-K for the year ended June 28, 2008, for filing with the Securities and Exchange Commission.

Audit Committee

Laurette T. Koellner, Chairperson, Christopher B. Begley,

Cornelis J.A. van Lede, Sir Ian Prosser, Norman R. Sorensen

Audit Fees

PricewaterhouseCoopers LLP (“PricewaterhouseCoopers”) was Sara Lee’s principal auditor for fiscal year 2008. Aggregate fees for professional services rendered for Sara Lee by PricewaterhouseCoopers for the fiscal years ended June 28, 2008 and June 30, 2007 were as follows (in millions):

	Fiscal Year Ended June 28, 2008	Fiscal Year Ended June 30, 2007
Audit Fees	$14.0	$14.0
Audit-Related Fees	.4	.2
Tax Fees	.6	.5
All Other Fees	0.	2.0

	$15.0	$16.7

Audit Fees for fiscal years 2008 and 2007 were for professional services rendered for the audits of the consolidated financial statements and internal control over financial reporting, statutory audit work for corporation affiliates in non-U.S. jurisdictions, issuance of comfort letters, consents and assistance with review of documents filed with the SEC.

Audit-Related Fees for fiscal years 2008 and 2007 were for professional services rendered for carve-out audit and due diligence services related to business dispositions, internal control review and agreed upon procedures related to Sara Lee’s stock transfer function.

Tax Fees for fiscal years 2008 and 2007 were for various domestic and foreign tax services, including tax advice and consulting and the review of certain tax returns.

All Other Fees for fiscal years 2008 and 2007 were principally comprised of due diligence service reimbursements paid in connection with business dispositions.

Audit Committee Pre-Approval Policies and Procedures

On an ongoing basis, management of Sara Lee defines and communicates specific projects and categories of service for which the advance approval of the Audit Committee is requested. The Audit Committee reviews these requests and advises management if the Committee approves the engagement of PricewaterhouseCoopers. On a periodic basis, Sara Lee’s management reports to the Audit Committee regarding the actual spending for such projects and services compared to the approved amounts. The projects and categories of service are as follows:

Audit — These fees include the cost of professional services to audit Sara Lee’s financial statements and internal control over financial reporting. The cost of the annual audit includes costs associated with the quarterly review of financial statements performed in connection with the audit and scope modifications initiated during the course of the audit work. The Committee separately pre-approves a budget for services related to the issuance of comfort letters and consents, the review of documents filed with the Securities and Exchange Commission and the review of unique transactions that may arise during the course of the year.

Audit-Related Services — The Committee separately pre-approves budgets for services related to audits of carve-out financial statements of businesses that Sara Lee is preparing to divest, due diligence and audit services related to mergers and acquisitions, accounting consultations, internal control reviews and attest services related to financial reporting that are not required by statute or legislation.

Tax — The Committee separately pre-approves a budget for services related to tax compliance, tax planning and tax advice. The specific types of tax services approved include (a) the review of tax returns; (b) assistance with tax examinations and elections; (c) the provision of customs consultancy services; and (d) advice regarding tax codes including interpretations, procedures and private letter rulings thereof, or their equivalent in applicable jurisdictions, in the areas of income tax, value added tax, sales and use tax, and excise taxes.

Other Services — Other services were discussed with and approved by the Audit Committee.

PROPOSAL 2: RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009

The Audit Committee has appointed PricewaterhouseCoopers LLP to serve as Sara Lee’s independent registered public accountants for its fiscal year ending June 27, 2009. The Audit Committee and the Board of Directors seek to have the stockholders ratify the Audit Committee’s appointment of PricewaterhouseCoopers, which has served as Sara Lee’s independent registered public accountants since 2002. Representatives of PricewaterhouseCoopers will be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions. If the appointment of PricewaterhouseCoopers is not ratified by the stockholders, the Audit Committee may appoint another independent registered public accounting firm or may decide to maintain its appointment of PricewaterhouseCoopers.

THE AUDIT COMMITTEE AND THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR FISCAL YEAR 2009.

PROPOSAL 3: VOTE TO REAPPROVE THE

PERFORMANCE MEASURES UNDER THE 1998 AND 2002 LONG-TERM INCENTIVE STOCK PLANS

We are asking our stockholders to reapprove the performance measures used for performance-based awards granted under Sara Lee’s 1998 Long-Term Incentive Stock Plan (the “1998 Plan”) and 2002 Long-Term Incentive Stock Plan (the “2002 Plan,” and with the 1998 Plan collectively, “the Plans”) to preserve our ability to take a federal tax deduction for certain compensation awards.

Section 162(m) of the Internal Revenue Code imposes an annual limit of $1.0 million on the tax deduction that is available to public companies for compensation paid to each of the chief executive officer and the other three most highly compensated executive officers, other than the chief financial officer, unless the compensation is performance-based. In order to qualify for this exception, however, the performance-based compensation must be paid based on the achievement of one or more performance measures that have been disclosed to and approved by the company’s stockholders within the past five years. The performance measures used for performance-based awards under the Plans were last approved by our stockholders more than five years ago. Therefore these measures, which have not changed since they were previously approved by stockholders, must be reapproved this year in order to maintain our ability to grant awards that are eligible for deduction as compensation expense in Sara Lee’s U.S. federal tax returns.

Sara Lee’s stockholders are being asked to reapprove the performance measures included in the Plans. Note that we are not asking stockholders to reapprove the Plans themselves or to authorize additional shares of common stock for issuance under the Plans.

The Performance Measures

The Plans provide that stock awards may be made subject to conditions and restrictions, including achievement of one or more specified performance measures. The performance measures contained in the Plans, which were previously approved by stockholders, are: total stockholder return, various measures of economic profit and value such as “Value Added Earnings,” net sales, operating income, income before income taxes, net income, net income per share (basic or diluted), profitability as measured by return ratios, including return on invested capital, return on equity and return on investment, cash flows, market share or cost reduction goals.

These are the performance measures that stockholders are being asked to reapprove. In granting stock awards under the Plans, the Compensation and Employee Benefits Committee of Sara Lee’s Board of Directors (the “Compensation Committee”) may select one criterion or multiple criteria for measuring performance, and the measurement may be based on Sara Lee’s performance or business unit performance, or based on comparative performance with other companies.

Description of Plans

The purpose of the Plans is to (i) promote the interests of Sara Lee and its stockholders by strengthening Sara Lee’s ability to attract and retain highly competent officers and other key employees, and (ii) provide a means to encourage stock ownership and proprietary interest by officers and other key employees. Under the Plans, Sara Lee may grant stock options, stock appreciation rights (“SARs”) or stock awards. Option awards granted under the Plans generally must have an exercise price at least equal to 100% of the fair market value of a share of Sara Lee common stock on the date of grant; however, if Sara Lee grants options in substitution for awards granted by an entity acquired by Sara Lee, the Plans permit Sara Lee to grant options with an exercise price that preserves the economic value of the award previously granted by the other entity.

The Plans are administered by the Compensation Committee, a subcommittee thereof, or such other committee as may be appointed by the Board. All of Sara Lee’s 44,000 employees are eligible to participate in the Plans, and the Compensation Committee has the authority under the Plans to determine which employees will receive awards.

The 1998 Plan authorizes the issuance of up to 69.7 million shares of common stock (as adjusted for one stock split and the Hanesbrands spin-off), plus the number of shares available under the Sara Lee Corporation 1995 Long-Term Incentive Stock Plan that were not subject to awards under the 1995 Plan. The 2002 Plan authorizes the issuance of up to an additional 40.7 million shares of common stock (as adjusted for the Hanesbrands spin-off). Information regarding the number of shares that remain available for future issuances under the Plans may be found in the “Equity Compensation Plan Information Table” on page 48 of this proxy statement. As noted above, we are not seeking authorization for additional shares under the Plans.

The Board of Directors may amend the Plans at any time, subject to any stockholder approval required by applicable law, rule or regulation and provided that no amendment may be made without stockholder approval if such amendment would (i) increase the maximum number of shares available under the Plans, or (ii) effect any change inconsistent with Section 422 of the Internal Revenue Code.

The above description of the Plans is qualified in its entirety by reference to the text of the Plans. The 1998 Plan was included as Exhibit A to Sara Lee’s proxy statement dated September 21, 1998, and the 2002 Plan was included as Appendix B to Sara Lee’s Proxy Statement dated September 25, 2002. The Plans have also been filed with the SEC as exhibits to this proxy statement.

Tax Matters

In general, a participant will not recognize taxable income at the time a stock option is granted. Upon exercise of a non-qualified stock option, a participant will recognize compensation, taxable as ordinary income, equal to the excess of the value of the common stock purchased over the exercise price. In the case of “incentive stock options,” within the meaning of Section 422 of the Internal Revenue Code, a participant will not recognize ordinary income at the time of exercise (except for purposes of the alternative minimum tax), and if the participant observes certain holding period requirements then when the shares are sold the entire gain over the exercise price will be taxable at capital gains rates. A participant has no taxable income at the time SARs are granted, but will recognize compensation taxable as ordinary income upon exercise in an amount equal to the value of any shares of common stock delivered and the amount of cash paid by Sara Lee. A participant who is granted shares of restricted stock, including shares subject to performance conditions, generally will not recognize taxable income at the time the restricted stock is granted, but will recognize compensation taxable as ordinary income at the time the restrictions lapse in an amount equal to the excess of the value of the common stock at such time over the amount, if any, paid for such shares. However, a participant instead may elect to recognize compensation taxable as ordinary income on the date the restricted stock is granted in an amount equal to the value of the shares on that date. A participant who receives shares of common stock that are not subject to any restrictions under the Plans will recognize compensation taxable as ordinary income on the date of grant in an amount equal to the value of such stock on that date.

Subject to the deduction limitation, described above, contained in Section 162(m), Sara Lee may deduct, as a compensation expense, the amount of ordinary income recognized by an employee in connection with the Plans at the time such ordinary income is recognized by that employee.

New Plan Benefits

On August 28, 2008, the Compensation Committee granted certain PSUs that will be earned only if Sara Lee achieves a specified level of relative total stockholder return and that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code. The PSU awards that were granted to Ms. Barnes and one other executive officer (the “Awards”) were expressly made subject to stockholder reapproval of the performance measures that are the subject of this Proposal. If this Proposal is not adopted, the Awards will not be valid and the Compensation Committee will consider what course of action to follow with respect to the Awards and future grant of performance-based awards under the Plans. Information regarding the Awards is set forth in the table below.

Sara Lee Corporation 2002 Long-Term Incentive Stock Plan

Name and Position	Number of Shares Awarded	Dollar Value of Shares Awarded
Brenda C. Barnes Chairman and Chief Executive Officer	379,610	$5,250,006
L.M. (Theo) de Kool Executive Vice President, Chief Financial and Administrative Officer	— (1)	— (1)
Vincent Janssen Executive Vice President; Chief Executive Officer, Household & Body Care	— (1)	— (1)
Frank van Oers Executive Vice President; Chief Executive Officer, International Beverage and Bakery	— (1)	— (1)
Stephen J. Cerrone Executive Vice President, Human Resources	— (1)	— (1)
Adriaan Nühn (2) Former Executive Vice President; Chief Executive Officer, Sara Lee International	— (2)	— (2)
Executive Group	453,906	$6,277,520
Non-Executive Director Group	— (1)	— (1)
Non-Executive Officer Employee Group	— (1)	— (1)

(1)	Only the PSUs that were granted to Sara Lee’s chief executive officer and one other executive officer were expressly made subject to stockholder reapproval of the performance measures that are the subject of this Proposal. None of Sara Lee’s non-employee directors received PSUs.
(2)	Mr. Nühn’s employment with Sara Lee terminated on December 31, 2007 so he was not eligible to and did not receive any PSUs.

As stated above, the performance measures are being submitted for stockholder reapproval at the Annual Meeting so that certain awards under the Plans can continue to qualify for deductibility by Sara Lee under Section 162(m) of the Internal Revenue Code. However, stockholder reapproval of the performance measures is only one of several requirements under Section 162(m) of the Internal Revenue Code that must be satisfied for awards under the Plans to qualify for the performance-based compensation exception, and approval of the Plans by stockholders should not be viewed as a guarantee that all amounts paid under the Plans will, in practice, be deductible by Sara Lee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR PROPOSAL 3.

OTHER INFORMATION

Stockholder Proposals for the 2009 Annual Meeting

Sara Lee’s Bylaws provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice containing the information required by the Bylaws generally must be delivered to the Corporate Secretary of Sara Lee, at Sara Lee’s principal executive offices, not later than 5:00 p.m. (Central Time) on the 120th day, and not earlier than the 150th day, prior to the first anniversary of the mailing of the notice for the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2009 Annual Meeting must be received by the Corporate Secretary on or after April 19, 2009, and prior to 5:00 p.m. (Central Time) on May 19, 2009. Under the rules of the Securities and Exchange Commission, if a stockholder wishes to submit a proposal for possible inclusion in Sara Lee’s 2009 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive it on or before May 19, 2009.

All proposals must be in writing and should be mailed to Sara Lee Corporation, to the attention of Sara Lee’s Corporate Secretary, Margaret M. Foran, at Sara Lee Corporation, 3500 Lacey Road, Downers Grove, Illinois 60515-5424. A copy of the Bylaws may be obtained from Ms. Foran by written request to the same address, and also are available on our corporate Web site at www.saralee.com on the “Investor Relations” page under the link “Corporate Governance — Corporate Bylaws.”

Sara Lee’s Annual Report on Form 10-K

A copy of Sara Lee’s Annual Report on Form 10-K for the fiscal year ended June 28, 2008, as filed with the Securities and Exchange Commission, will be sent to any stockholder without charge upon written request addressed to:

Investor Relations Department

Sara Lee Corporation

3500 Lacey Road

Downers Grove, Illinois 60515-5424

(630) 598-8100

You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s Web site, www.sec.gov.

Expenses of Solicitation

This solicitation is being made by mail, but also may be made by telephone or in person by Sara Lee officers and employees (without additional compensation). In addition, we have hired Georgeson Inc. for $15,000 plus associated costs and expenses, to assist in the solicitation. Sara Lee will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.

Appendix A

CATEGORICAL STANDARDS FOR DETERMINING DIRECTOR INDEPENDENCE

Excerpt of Sara Lee’s Corporate Governance Guidelines

Definition of What Constitutes Independent Directors

No Director will qualify as an independent Director of Sara Lee unless the Board has affirmatively determined that the Director meets the standards for being an independent director established from time to time by the New York Stock Exchange (“NYSE”), the U.S. Securities and Exchange Commission and any other applicable governmental and regulatory bodies. To be considered independent under the rules of the NYSE, the Board must affirmatively determine that a Director has no material relationship with Sara Lee (either directly or as a partner, shareholder or officer of an organization that has a relationship with Sara Lee). To assist it in determining each Director’s independence in accordance with the NYSE’s rules, the Board has established guidelines, which provide that a Sara Lee Director will be deemed independent unless:

(i)	within the preceding three years, the Sara Lee Director was an employee, or an immediate family member of the Director was an executive officer, of Sara Lee;

(ii)	within the preceding three years, the Sara Lee Director received during any twelve-month period more than $120,000 in direct compensation from Sara Lee, or an immediate family member of the Director received during any twelve-month period more than $120,000 in direct compensation for services as an executive officer of Sara Lee, excluding director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iii)	(A) the Sara Lee Director is a current partner or employee of a firm that is Sara Lee’s internal or independent auditor; (B) an immediate family member of the Sara Lee Director is a current partner of such a firm; (C) an immediate family member of the Sara Lee Director is a current employee of such a firm and personally works on Sara Lee’s audit; or (D) the Sara Lee Director or an immediate family member of the Sara Lee Director was, within the last three years, a partner or employee of such a firm and personally worked on Sara Lee’s audit within that time;

(iv)	within the preceding three years, a Sara Lee executive officer served on the board of directors of a company that, at the same time, employed the Sara Lee Director, or an immediate family member of the Director, as an executive officer;

(v)	the Sara Lee Director is a current executive officer or employee, or an immediate family member of the Sara Lee Director is a current executive officer, of another company that made payments to or received payments from Sara Lee for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or two percent (2%) of such other company’s consolidated gross revenues; or

(vi)	the Sara Lee Director serves as an executive officer, director or trustee of a charitable organization, and within the last three years, discretionary charitable contributions by Sara Lee and the Sara Lee Foundation to such organization, in the aggregate in any one year, exceed the greater of $1 million, or two percent (2%) of that organization’s total annual charitable receipts (and “discretionary charitable contributions” shall include corporate cash contributions (including support for benefit events), grants from the Sara Lee Foundation, Matching Grants under the Sara Lee Foundation’s Matching Grants Program, and product donations).

For purposes of these guidelines, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and

A-1

anyone (other than domestic employees) who shares such person’s home, and references to “Sara Lee” include all subsidiaries and divisions that are consolidated with Sara Lee Corporation.

The Board annually will review all commercial and charitable relationships between its Directors and Sara Lee to determine whether the Directors meet these categorical independence tests. If a Director has a relationship with Sara Lee that is not covered by these independence guidelines, those Sara Lee Directors who satisfy such guidelines will consider the relevant circumstances and make an affirmative determination regarding whether such relationship is material or immaterial, and whether the Director would therefore be considered independent under the NYSE’s rules.

Sara Lee will disclose in its proxy statement (a) the basis for any Board determination that a relationship was immaterial despite the fact that it did not meet the categorical independence tests of immateriality set forth above, and (b) any charitable contributions made by Sara Lee or the Sara Lee Foundation to any charitable organization in which a Sara Lee Director serves as an executive officer if, within the preceding three years, contributions in any single fiscal year exceeded the greater of $1 million, or two percent (2%) of such charitable organization’s consolidated gross revenues.

A-2

Sara Lee

2008 Annual Meeting of Stockholders

The Carlisle
435 East Butterfield Road, Lombard, IL 60148
+1 630.960.0210

(NOT TO SCALE)
N
W
E
S
LOMBARD
I-290
I-290
Eisenhower Expressway
Roosevelt Road
Meyers Road
Butterfield Road / Route 56
I-88
Cermack Rd. (22nd)
Yorktown Shopping Center
Stop Light (Fairfield Rd.)
THE CARLISLE
I-88 / East-West Tollway
I-355 N-S Tollway
EXIT
Finley Road
Highland Avenue
EXIT
Midwest Road
Kingery Hwy. / Route 83
I-294

Event schedule

Sara Lee will hold its 2008 annual meeting of stockholders on Thursday, October 30th at The Carlisle in Lombard, IL. Complimentary beverages and light snacks will be available from 8:30 a.m. to 9:30 a.m. The annual meeting of stockholders will begin promptly at 9:30 a.m. The one-hour, business-oriented meeting will feature a presentation from Chairman and CEO, Brenda C. Barnes, followed by a question and answer session.

8:30 – 9:30 a.m.	**Beverages Available**
9:30 – 10:30 a.m.	**Annual Meeting of Stockholders**

This is an exclusive meeting for the stockholders of Sara Lee. You will be required to show proof of stock ownership as of September 3, 2008 (i.e., admission ticket or brokerage statement) and photo identification to gain admission to the meeting.

Driving directions

From O'Hare International Airport Take I-294 south to East – West Tollway I-88 and proceed west to the Highland Avenue Exit. Exit Highland north to E56 (Butterfield Rd.) and travel east on Butterfield approximately ¼ mile.

From Downtown Chicago Take I-290 west to East – West Tollway I-88 and proceed west to the Highland Avenue Exit. Exit Highland north to E56 (Butterfield Rd.) and travel east on Butterfield approximately ¼ mile.

From South Take I-55 north to I-355 north, exit on Butterfield Rd. (Rt. 56). Travel east on Butterfield approximately 1 mile.

From West Take I-88 east to Highland Avenue Exit. Exit Highland north to E56 (Butterfield Rd.) and travel east on Butterfield approximately ¼ mile.

From North Take I-355 south to the Butterfield (Rt. 56) exit. Travel east on Butterfield approximately 1 mile.

3500 LACEY ROAD DOWNERS GROVE, IL 60515-5424

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Sara Lee Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Sara Lee Corporation, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

è	0000 0000 0000

NAME
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP	123,456,789,012.12345
SARA LEE CORP SARA LEE CORP	123,456,789,012.12345 123,456,789,012.12345

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒	SARAL1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SARA LEE CORPORATION
The Board of Directors recommends a vote “FOR” each of the nominees for director and “FOR” proposals 2 and 3.
Vote On Directors
Proposal 1: Election of 13 directors		For	Against	Abstain
1a)	Brenda C. Barnes	☐	☐	☐			For	Against	Abstain
1b)	Christopher B. Begley	☐	☐	☐	1i)	Sir Ian Prosser	☐	☐	☐
1c)	Crandall C. Bowles	☐	☐	☐	1j)	Rozanne L. Ridgway	☐	☐	☐
1d)	Virgis W. Colbert	☐	☐	☐	1k)	Norman R. Sorensen	☐	☐	☐
1e)	James S. Crown	☐	☐	☐	1l)	Jeffrey W. Ubben	☐	☐	☐
1f)	Laurette T. Koellner	☐	☐	☐	1m)	Jonathan P. Ward	☐	☐	☐
1g)	Cornelis J.A. van Lede	☐	☐	☐	Vote On Proposals
1h)	Dr. John McAdam	☐	☐	☐	Proposal 2:	Ratification of the appointment of PricewaterhouseCoopers LLP as Sara Lee’s independent registered public accountants for fiscal 2009	☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		Proposal 3:	To vote on the reapproval of performance measures under Sara Lee’s long-term performance stock plans	☐	☐	☐

		P66348			123,456,789,012 803111H99 62
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

ADMISSION TICKET (Not Transferable)

2008 ANNUAL MEETING OF STOCKHOLDERS

9:30 a.m. (local time), October 30, 2008

The Carlisle

435 East Butterfield Road

Lombard, Illinois 60148

Please present this admission ticket in order to gain admittance to the meeting. This ticket admits only the stockholder listed on the reverse side and is not transferable.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Sara Lee Corporation will be held on Thursday, October 30, 2008, at 9:30 a.m. (CDT), at The Carlisle, 435 East Butterfield Road, Lombard, Illinois. Stockholders owning shares at the close of business on September 3, 2008, are entitled to attend and vote at the meeting. Stockholders will vote on the election of 13 members of the board of directors, vote on the ratification of Sara Lee’s independent registered public accountants for fiscal year 2009, vote on the reapproval of performance measures under the long-term incentive stock plans and transact such other business as may properly come before the meeting.

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Proxy Statement and Annual Report are available at www.saralee.com/annualmeeting.

é DETACH PROXY CARD HERE é

SARA LEE CORPORATION
PROXY SOLICITED BY BOARD OF DIRECTORS FOR ANNUAL MEETING, OCTOBER 30, 2008

The undersigned holder of common stock of Sara Lee Corporation, a Maryland corporation (the “Company”), hereby appoints Brenda C. Barnes and Margaret M. Foran, or either of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of the Stockholders of the Company to be held at The Carlisle, 435 East Butterfield Road, Lombard, Illinois 60148, on October 30, 2008, at 9:30 a.m. (CDT), and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned acknowledges receipt of the Notice of the Annual Meeting of Stockholders and of the accompanying proxy statement and revokes any proxy heretofore given with respect to such meeting. The votes entitled to be cast by the undersigned will be cast as instructed. If this Proxy is executed, but no instruction is given, the votes entitled to be cast by the undersigned will be cast “FOR” each of the nominees for director, and “FOR” proposals 2 and 3, each of which is set forth on the reverse side hereof. The votes entitled to be cast by the undersigned will be cast in the discretion of the Proxy holder on any other matter that may properly come before the meeting and any adjournment or postponement thereof.

Address Changes/Comments: _____________________________________________________________________
_______________________________________________________________________________________________

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)